EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SIRENZA MICRODEVICES, INC.,

PENGUIN ACQUISITION CORPORATION,

PREMIER DEVICES, INC.,

PHILLIP CHUANZE LIAO

AND

YEECHIN SHIONG LIAO

Dated as of February 4, 2006

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3.20	Insurance	38
3.21	Permits	39
3.22	Brokers or Finders	39
3.23	Related Party Transactions	39

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY SHAREHOLDERS		39

4.1	Authority	39
4.2	Non-Contravention	40
4.3	Necessary Approvals	40
4.4	Legal Ownership of Shares	40
4.5	HSR Representation	40
4.6	Investment Representations	40

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT		42

5.1	Organization, Good Standing and Qualification	42
5.2	Authority	43
5.3	No Conflict	43
5.4	Consents and Approvals	43
5.5	SEC Filings	44
5.6	Capitalization	44
5.7	Brokers or Finders	44
5.8	Parent Common Stock Consideration	44
5.9	Sufficient Funds	45
5.10	Compliance with Listing Standards	45

ARTICLE VI INTERIM OPERATING COVENANTS		45

6.1	Operation of the Business	45
6.2	Restrictions on Conduct of Business	45
6.3	Non-Solicitation	47
6.4	Tax Matters	48

ARTICLE VII ADDITIONAL AGREEMENTS		48

7.1	Reasonable Best Efforts; Third Party Consents	48
7.2	Regulatory Approvals	49
7.3	Notification of Certain Matters	50
7.4	Access to Information	51
7.5	Confidentiality	51
7.6	Public Announcements	51
7.7	Employee Matters	52
7.8	Company Employee Plans	52
7.9	Appointment to Parent Board	52
7.10	Expenses	52
7.11	Section 280G Payments	53
7.12	Listing of Shares	53
7.13	Closing Financial Statements	53
7.14	Cash Transfers	54

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7.15	Further Assurances	54
7.16	Required Shareholder Approval	54
7.17	No Transfers of Company Capital Stock	54

ARTICLE VIII CONDITIONS TO CLOSING		54

8.1	Conditions to Obligations of Parent, Merger Sub and the Company	54
8.2	Additional Conditions to Obligations of Parent and Merger Sub	55
8.3	Additional Conditions to Obligations of the Company	59

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		59

9.1	Termination	59
9.2	Effect of Termination	60
9.3	Amendment	61
9.4	Extension; Waiver	61

ARTICLE X INDEMNIFICATION		61

10.1	Survival	61
10.2	Indemnification	61
10.3	Indemnification Limitations	62
10.4	No Limitations on Indemnification	63
10.5	Indemnification Claim Procedures	63
10.6	Security for Indemnification Claims	65
10.7	Third Party Claims	65
10.8	Appointment of Shareholder Agent	65

ARTICLE XI GENERAL PROVISIONS		66

11.1	Notices	66
11.2	No Third Party Beneficiaries	67
11.3	Entire Agreement	67
11.4	Governing Law	67
11.5	Jurisdiction	67
11.6	Assignment	67
11.7	Relationship	67
11.8	Counterparts	67
11.9	Severability	68
11.10	Specific Performance	68

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Index of Exhibits

Exhibit A	Form of Non-Competition Agreement

Exhibit B	Form of Escrow Agreement

Exhibit C	Form of Registration Rights Agreement

Exhibit D	Form of Term Note

Exhibit E	Orrick Legal Opinions

Index of Schedules

Schedule 8.2(e)	Schedule of Closing Contract Consents

Schedule 8.2(f)	Schedule of Closing Contract Amendments

Schedule 8.2(g)	Schedule of Closing Contract Terminations

Schedule 8.2(h)	Schedule of Key Employees

Schedule 10.2	Schedule of Additional Indemnifiable Liabilities

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of February 4, 2006 by and among Sirenza Microdevices, Inc., a Delaware corporation (“Parent”), Penguin Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Premier Devices, Inc., a California corporation, (the “Company”), Phillip Chuanze Liao (“Seller”), individually and as Company Shareholders Agent (as such term is defined herein), and Yeechin Shiong Liao, (“Spouse” and, together with Seller, the “Company Shareholders”) (each sometimes referred to herein as a “Party” and collectively as the “Parties”). All capitalized terms that are used herein shall have the respective meanings ascribed thereto in Article I.

RECITALS

A. The Boards of Directors of each of the Company, Parent and Merger Sub believe it is in the best interests of each company and their respective stockholders that Parent acquire the Company through the statutory merger of the Company with and into Merger Sub (the “Merger”) and, in furtherance thereof, have each approved the Merger.

B. Pursuant to the Merger, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company (“Company Capital Stock”) shall be converted into the right to receive shares of the common stock, par value $0.001 per share, of Parent (“Parent Common Stock”), cash and term notes as set forth herein.

C. Concurrently with the execution and delivery of this Agreement, and as a material inducement to Parent to enter into this Agreement, Parent and Seller are entering into a Non-Competition Agreement in the form attached hereto as Exhibit A (the “Non-Competition Agreement”), which will become effective as of the Closing.

D. Concurrently with the execution and delivery of this Agreement, and as a material inducement to Parent to enter into this Agreement, Parent and the Company Shareholders are entering into an Escrow Agreement in the form attached hereto as Exhibit B (the “Escrow Agreement”), which will become effective as of the Closing.

E. Concurrently with the execution and delivery of this Agreement, and as a material inducement to the Company Shareholders to enter into this Agreement, Parent and the Company Shareholders are entering into a Registration Rights Agreement in the form attached hereto as Exhibit C (the “Registration Rights Agreement”), which will become effective as of the Closing.

F. Immediately following the execution of this Agreement, and as a material inducement to Parent to enter into this Agreement, each of the Company Shareholders will adopt this Agreement and approve the Merger by executing and delivering to Parent an irrevocable written consent.

G. The parties intend that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Code for federal income tax purposes, and the parties intend to adopt a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS & INTERPRETATIONS

1.1 Defined Terms. For all purposes of and under this Agreement, the following capitalized terms shall have the respective meanings set forth below:

(a) “Actions or Proceedings” shall mean all claims, actions, suits, proceedings, arbitrations, charges, complaints, demands, writs, injunctions, or governmental or regulatory investigations, inquiries or audits.

(b) “Affiliate” shall mean, as to any specified Person, any other Person that controls, is controlled by, or is under common control with such Person. As used herein, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

(c) “Aggregate Merger Consideration” shall mean seven million (7,000,000) shares of Parent Common Stock, Term Note(s) having an aggregate principal amount of six million dollars ($6,000,000), and cash in an amount equal to the Closing Cash Amount.

(d) “Ancillary Agreements” shall mean the Non-Competition Agreement, the Registration Rights Agreement, the Escrow Agreement, and the Term Note.

(e) “Approval” means any approval, authorization, consent, permit, qualification or registration, order, declaration or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

(f) “Business Facility” shall mean any property including the land and soil, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled or leased by the Company.

(g) “Closing Cash Amount” shall mean an amount equal to (x) Fourteen Million Dollars ($14,000,000), less (y) an amount of cash equal to any Third Party Expenses in excess of Seven Hundred Fifty Thousand Dollars ($750,000).

(h) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et seq. of ERISA.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(j) “Company IP Rights” shall mean (i) any and all Intellectual Property Rights used in connection with the business of the Company as currently conducted or as currently proposed to be conducted by the Company or in connection with any Company Products, and (ii) any and all other Intellectual Property Rights owned by the Company.

(k) “Company-Owned IP Rights” shall mean Company IP Rights that are owned or are purportedly owned by or exclusively licensed in all fields to the Company.

(l) “Company Products” shall mean all products or services directly or indirectly produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company and all products or services currently under development by the Company.

(m) “Company Intellectual Property Registrations” shall mean all United States, international and foreign applications, certificates, filings, registrations and other documents issued, filed with, or recorded by any Governmental Entity and owned by, registered or filed in the name of, the Company with respect to any Intellectual Property Rights.

(n) “Company Source Code” shall mean, collectively, any software source code or confidential manufacturing specifications or designs, any material portion or aspect of software source code or confidential manufacturing specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or confidential manufacturing specifications or designs, of any Company-Owned IP Rights or Company Products.

(o) “Contract” shall mean any written or oral legally binding contract, agreement, instrument or commitment of any nature (including leases, licenses, indentures, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders) as of the date hereof or as may hereafter be in effect.

(p) “Disposal Site” shall mean a landfill, disposal site, disposal agent, waste hauler or recycler of Hazardous Materials, or any real property other than a Business Facility receiving Hazardous Materials used or generated by a Business Facility.

(q) “DOL” shall mean the United States Department of Labor.

(r) “Employee” shall mean any current or former or retired employee, consultant or director of the Company or any of its ERISA Affiliates.

(s) “Employee Agreement” shall mean each Contract regarding management, employment, severance, consulting, relocation, repatriation, expatriation, changes of control, equity grants or equity acceleration, any visa, work permit or other Contract between the Company or any of its Affiliates or ERISA Affiliates and any Employee with respect to which the Company or any of its Affiliates or ERISA Affiliates has or may have any Liability.

(t) “Employment Liabilities” shall mean any and all Liabilities arising under Contract, Law, rule, permit, action or proceeding before any Governmental Entity, order or consent decree or any award of any arbitrator of any kind relating to any Employee Plan, Employee Agreement or otherwise relating to an Employee.

(u) “Employee Plan” shall mean any plan, program, policy, practice, Contract, or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, which is or has been assumed, maintained, contributed to, or required to be contributed to, by the Company or any of its ERISA Affiliates for the benefit of any Employee or with respect to which the Company or any of its ERISA Affiliates has or may have any liability or obligation, including all International Employee Plans.

(v) “Environmental Laws” shall mean all applicable laws, rules, regulations, orders, statutes, and codes promulgated by any Governmental Entity, and any directives, guidance, or treaties having the force of law, or common law principles, which prohibit, regulate or control any Hazardous Material or any Hazardous Materials Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act and the German Federal Soil Protection Act, all as amended at any time.

(w) “Environmental Permit” shall mean any approval, permit, registration, certification, license, clearance or consent required to be obtained from any Governmental Entity with respect to a Hazardous Materials Activity which is or was conducted by the Company.

(x) “Equipment” shall mean all capital equipment and computers, servers, machinery and equipment and other similar items used or held for use by the Company.

(y) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(z) “ERISA Affiliate” shall mean each Subsidiary of the Company and any other Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

(aa) “Escrow Agent” shall have the meaning ascribed in the Escrow Agreement when and if such Escrow Agreement is executed.

(bb) “Escrow Cash Amount” shall mean an amount equal to (x) the Indemnification Cap, less (y) the aggregate amount of Losses for which the Parent Indemnified Parties (or any of them) have been theretofore indemnified pursuant to Article X by (i) payment in cash or (ii) release of Escrowed Stock from the Escrow Fund (with the value of such Escrowed Stock determined as set forth in the Escrow Agreement).

(cc) “Escrowed Stock“ shall mean three million five hundred thousand (3,500,000) of the shares of Parent Common Stock that are included in the Aggregate Merger Consideration.

(dd) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

(ee) “Foreign Employee Transfer Regulations” shall mean the Acquired Rights EU Directive on the Transfer of Undertakings, as amended, including Directive 77/187/EEC, 1998/50/EC and 2001/23/EC (each as amended) or the legislation or regulations of any EU Member State implementing such Acquired Rights Directive and/or any other applicable Law, legislation or regulation in any jurisdiction worldwide concerning the transfer of employees applicable in the context of the transfer of the Employees to Parent Group or its Affiliates.

(ff) “GAAP” shall mean generally accepted accounting principles in the United States, applied on a consistent basis throughout the periods covered thereby.

(gg) “Governmental Entity” shall mean any court, administrative agency or commission or other federal, state, county, local or foreign governmental entity, instrumentality, agency or commission.

(hh) “Hazardous Material” shall mean any material, chemical, emission or substance that has been designated by any Governmental Entity to be radioactive, toxic, hazardous, a pollutant or otherwise a danger to health, reproduction or the environment.

(ii) “Hazardous Materials Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back or product content requirements.

(jj) “Intellectual Property Rights” shall mean any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (collectively, “Patents”); (ii) all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology, and all documentation therefor; (iii) all works of authorship, copyrights (registered or otherwise), mask works, copyright and mask work registrations and applications and all other rights corresponding thereto throughout the world, and all rights therein provided by international treaties or conventions (collectively “Copyrights”); (iv) all industrial designs and any registrations and applications therefor; (v) all trade names, logos, trademarks and service marks, whether or not registered, including all common law rights, and trademark and service mark registrations and applications, including but not limited to all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by international treaties or conventions (collectively “Trademarks”); (vi) all databases and data collections (including knowledge databases, customer lists and customer databases); (vii) all rights in Software and Technology; (viii) rights to Uniform Resource Locators, Web site addresses and domain names (collectively “Domain Names”); (ix) all moral and economic rights of authors and inventors, however denominated; and (x) any similar, corresponding or equivalent rights to any of the foregoing or in any Technology.

(kk) “International Employee Plan” shall mean each Employee Plan that has been adopted or maintained by the Company or any of its ERISA Affiliates, whether informally or formally, or with respect to which the Company or any of its ERISA Affiliates will or may have any liability, for the benefit of Employees who perform services outside the United States.

(ll) “IRS” shall mean the Internal Revenue Service.

(mm) “Inventories” or “Inventory” shall mean all inventory, merchandise, goods, works-in-progress and raw materials used in the conduct or operations of the Company’s businesses, maintained, held or stored by or for the Company and any prepaid deposits for any of the same and any rights to the warranties received from suppliers and any related claims, credits, rights of recovery, return and setoff with respect thereto.

(nn) “Knowledge of the Company” shall mean, with respect to a matter in question, the (i) actual knowledge of Phillip Liao, Stephen Wei, Gunther Leicht and/or Tessa Sun in respect of such matter, and (ii) the knowledge of the matter in question that any such persons would reasonably be expected to have if such persons had made a reasonable investigation and/or inquiry of those other persons who are employed by the Company (including any accounting or finance personnel of the Company, if applicable) who would reasonably be expected to have actual knowledge of the matter in question.

(oo) “Law” shall mean any national, U.S. federal, state, provincial, local or non-U.S. law, statute, ordinance, rule, regulation, code, executive order, other order (whether temporary, preliminary or permanent), judgment, injunction or decree of any Governmental Entity.

(pp) “Liability” shall mean any and all claims, debts, liabilities, commitments or obligations, whether known or unknown, asserted or unasserted, matured or unmatured, fixed, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whenever or however arising, including all costs and expenses relating thereto.

(qq) “Lien” shall mean any mortgage, pledge, lien, security interest, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement, transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

(rr) “Material Adverse Effect” shall mean, with respect to any Person, any change, effect or event that is materially adverse to the business, operations, properties and assets (including intangible assets), financial condition or results of operations of such Person and its Subsidiaries, taken as a whole.

(ss) “Multiemployer Plan” shall mean any “Pension Plan” which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(tt) “Outstanding Share Number” shall mean the number of shares of Company Capital Stock outstanding immediately prior to the Effective Time.

(uu) “Pension Plan” shall mean each Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(vv) “Permits” shall mean all permits, licenses, franchises or authorizations required by any Governmental Entity.

(ww) “Permitted Liens” shall mean (i) mechanics Liens, materialmen’s Liens and similar Liens arising or incurred in the ordinary course of business with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings and which are not, individually or in the aggregate, material to the Company and do not interfere in any material respect with the use of any of the Company’s assets, (ii) Liens for Taxes or other governmental charges not yet due and payable or which are being contested in good faith through appropriate proceedings and for which the Company has established appropriate reserves in accordance with GAAP, (iii) Liens on the underlying fee interest in any leased real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, and (iv) purchase money security interests arising in the ordinary course of business.

(xx) “Person” shall mean an individual, partnership, firm, corporation, association, joint venture, trust, unincorporated organization or other entity, including any Governmental Entity or any department, agency or political subdivision thereof and any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(yy) “Pro Rata Portion of Escrowed Stock” shall mean, with respect to each Company Shareholder, the product obtained by multiplying (x) the number of shares of Escrowed Stock, by (y) a fraction, the numerator of which is the stock portion of the Aggregate Merger Consideration issuable to such Company Shareholder pursuant to this Agreement (without taking into account the deduction of any portion of the Escrowed Stock to be deposited with the Escrow Agent on behalf of such Company Shareholder pursuant to this Agreement), and the denominator of which is seven million (7,000,000).

(zz) “Receivables” shall mean all trade accounts receivable and other rights to payment from customers of the Company and any claim, remedy or other right related thereto, including any financing charges and other fees accrued thereon, in each case to the extent not paid to or collected by the Company as of the Closing Date in the ordinary course of business.

(aaa) “Required Shareholder Approval” shall mean the adoption and approval of this Agreement and approval of the Merger by the holders of all of the shares of capital stock of the Company.

(bbb) “SEC” shall mean the United States Securities and Exchange Commission.

(ccc) “Section 280G Payments” shall mean any payments or bonuses that may constitute “parachute payments” pursuant to Section 280G of the Code.

(ddd) “Service Provider” shall mean any current or former consultant, contractor, subcontractor or director of the Company or any of its Affiliates.

(eee) “Service Provider Agreement” shall mean each management, consulting, subcontracting, severance, relocation, repatriation, expatriation, visa, work permit or other Contract between the Company or any of its Affiliates and any Service Provider.

(fff) “Service Provider Liabilities” shall mean any and all Liabilities arising under Law, rule, permit, action or proceeding before any Governmental Entity, order or consent decree or any award of any arbitrator of any kind relating to any Service Provider Agreement or otherwise relating to a Service Provider.

(ggg) “Software” shall mean any and all computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), operating systems and specifications, design tools and user interfaces, in any form or format, however fixed. Software shall include source code listings and documentation.

(hhh) “Statement of Expenses” shall mean a written statement of all Third Party Expenses incurred by the Company (on its own or on behalf of the Company Shareholders) in connection with the transactions contemplated hereby, including an estimate of any such expenses yet to be incurred or invoiced, in form reasonably satisfactory to Parent and accompanied by a certificate signed by the Company Shareholders or the chief financial officer of the Company stating that the calculation contained therein is true and correct as of the Closing, which shall be delivered to Parent’s chief financial officer at the Closing (and a draft of which shall be delivered to Parent’s chief financial officer three (3) business days prior to the Closing Date), and which shall include copies of any invoices or other supporting documents referred to therein.

(iii) “Subsidiary” shall mean, with respect to any Person, any other Person, whether or not existing on the date hereof, in which the first Person, directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest or voting power.

(jjj) “Tax” or, collectively, “Taxes,” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and Liabilities, including taxes based upon or measured by gross receipts, income, profits, gains (including any taxes, whenever assessed or incurred, relating to any gains under Section 311 of the Code or any similar provision of applicable law with respect to any transaction occurring on or prior to the Closing Date), sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, as well as public imposts, fees, and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts; (ii) any Liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement group or consortium relief or similar arrangement); and (iii) any Liability for the payment of any amounts of the type described in clause (i)or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any Contracts or arrangements with any other person with respect to such amounts and including any Liability for taxes of a predecessor entity.

(kkk) “Technology” shall mean all information related to, constituting or disclosing, and all tangible copies and embodiments in any media of, technology, including all know-how, show-how, techniques, design rules, trade secrets, inventions (whether or not patented or patentable), algorithms, routines, Software, files, databases, works of authorship, processes, devices, prototypes, schematics, breadboards, netlists, mask works, test methodologies, hardware development tools.

(lll) “Term Note” shall mean an unsecured promissory note in the form attached hereto as Exhibit D.

(mmm) “Third Party Intellectual Property Rights” shall mean any Intellectual Property Right owned by a third party.

(nnn) “Warranties” shall mean all obligations to service, repair (including to provide fixes to program errors), replace, credit, refund and other obligations based upon or arising out of express and implied warranties made or deemed made in connection with the license or sale of goods or the performance of services.

1.2 Additional Defined Terms. For all purposes of and under this Agreement, the following capitalized terms shall have the respective meanings set forth in the respective sections of this Agreement set forth opposite each such term below:

TERM	SECTION
2004 and 2003 Audited Financial Statements	Section 3.7(a)
2005 Audited Financial Statements	Section 8.2(g)
2005 Interim Audited Financial Statements	Section 3.7(a)
2005 Unaudited Financial Statements	Section 3.7(a)
Agreement	Preamble
Articles of Merger	Section 2.3
California Law	Section 2.1
Closing	Section 2.2
Closing Company Certificate	Section 8.2(n)
Closing Company Shareholders Certificate	Section 8.2(n)
Closing Date	Section 2.2
Company	Preamble
Company Capital Stock	Recitals
Company Employee Plans	Section 7.8
Company Foreign Employees	Section 7.7
Company IP Rights Agreements	Section 3.11(j)
Company Policies	Section 3.20
Company Shareholders	Preamble
Company Shareholders Representations	Section 10.1(a)
Company Stock Certificates	Section 2.8(b)
Confidential Information	Section 3.11(t)
Confidentiality Agreement	Section 7.5
Current Balance Sheet	Section 3.7(a)
Disclosure Schedule	Article III Preamble
Effective Time	Section 2.3
Escrow Agreement	Recitals
Escrow Fund	Section 2.8(a)

TERM	SECTION
Exchange Act	Section 1.1(xx)
Expiration Date	Section 10.1(a)
Export Approvals	Section 3.16(c)
Indemnification Cap	Section 10.3(a)
Indemnification Claim Notice	Section 10.5(a)
Leased Property	Section 3.9(b)
Letter of Transmittal	Section 2.8(b)
Loss	Section 10.2(a)
Material Contracts	Section 3.15(a)
Material Environmental Permits	Section 3.10(c)
Merger	Recitals
Merger Sub	Preamble
Non-Competition Agreement	Recitals
Open Source Materials	Section 3.11(u)
Order	Section 7.2(b)
Outside Date	Section 9.1(b)
Parent	Preamble
Parent Common Stock	Recitals
Parent Financials	Section 5.5(b)
Parent Indemnified Party	Section 10.2(a)
Parent SEC Reports	Section 5.5(a)
Party	Preamble
Prior Parent SEC Report	Section 5.5(a)
Providers	Section 3.18(b)
Registration Rights Agreement	Recitals
Remedial Activities	Section 8.2(s)
Representatives	Section 6.3
Return Policies	Section 3.17(a)
Returns	Section 3.13(a)
RoHS Directive	Section 3.10(g)
SEC Financial Statements	Section 7.13
Securities	Section 4.6
Securities Act	Section 4.6
Seller	Preamble
Shanghai Environmental Report	Section 3.10(i)
Spouse	Preamble
Surviving Corporation	Section 2.1
Third Party Expenses	Section 7.10
WEEE Directive	Section 3.10(g)

1.3 Interpretations.

(a) When a reference is made in this Agreement to a Schedule or an Exhibit, such reference shall be to a Schedule or an Exhibit to this Agreement unless otherwise indicated.

(b) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

(c) The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”.

(d) The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) Unless otherwise specifically provided or the context otherwise requires, all references in this Agreement to the Company (including in Article IV) shall mean and refer to the Company and each of its direct and indirect Subsidiaries, individually or in the aggregate, as the context requires.

(f) All references in this Agreement to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.

(g) Unless otherwise specifically provided, all references in this Agreement to monetary amounts or dollars shall mean and refer to United States denominated dollars.

(h) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of the California Corporations Code (“California Law”), at the Effective Time, the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. Merger Sub, as the surviving corporation after the Merger, is sometimes referred to hereinafter as the “Surviving Corporation.”

2.2 The Closing. Unless this Agreement is earlier terminated pursuant to Section 9.1 hereof, the Merger shall be consummated at a closing (the “Closing”) which shall take place at 10:00 a.m. (Mountain standard time) on a Business Day as promptly as practicable after the execution and delivery hereof by the parties hereto, and following satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VIII hereof (except for those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market Street, Spear Tower, Suite 3300, San Francisco, California, 94105, unless another time, date or place is mutually agreed upon in writing by Parent and the Company. Notwithstanding the foregoing, the Closing shall not occur prior to April 1, 2006. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

2.3 The Effective Time. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of California Law, on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing articles of merger, in customary form reasonably acceptable to Parent and the Company (the “Articles of Merger”), with the Secretary of State of the State of California (the time of such filing with the Secretary of State of the State of California being referred to herein as the “Effective Time”).

2.4 General Effects of the Merger. At the Effective Time, the effect of the Merger shall be as set forth in this Agreement and as provided in the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Articles of Incorporation and Bylaws of the Surviving Corporation.

(a) Articles of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation at the Effective Time until thereafter amended in accordance with California Law and as provided in such articles of incorporation; provided, however, that at the Effective Time, Article I of the articles of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Premier Devices, Inc.”

(b) Bylaws. Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with California Law and as provided in the articles of incorporation of the Surviving Corporation and such bylaws.

2.6 Directors and Officers of the Surviving Corporation.

(a) Directors. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of California Law and the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

(b) Officers. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time, together with Seller, who shall be President of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

2.7 Effect of Merger on the Capital Stock of the Constituent Corporations.

(a) Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of Merger Sub, each share of common stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall continue to represent one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, such that immediately following the Effective Time, Parent shall continue to be the sole and exclusive owner of all of the issued and outstanding capital stock of the Surviving Corporation. Each stock certificate of Merger Sub shall thereupon evidence ownership of such shares of capital stock of the Surviving Corporation.

(b) Company-Owned Company Capital Stock. Notwithstanding anything to the contrary in this Section 2.7, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of Company Capital Stock, each share of Company Capital Stock that is held by the Company or any Subsidiary of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any consideration paid therefor or in respect thereof.

(c) Company Capital Stock Generally. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of Company Capital Stock, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than any shares of Company Capital Stock then held by the Company or any Subsidiary of the Company) shall be cancelled and extinguished and shall be converted automatically into the right to receive, upon the terms and subject to the conditions set forth in this Agreement (including the escrow terms set forth in Section 2.8 and Article X), the following:

(i) that number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) 7,000,000 by (y) the Outstanding Share Number;

(ii) an amount of cash (without interest) equal to the quotient obtained by dividing (x) the Closing Cash Amount by (y) the Outstanding Share Number; and

(iii) a Term Note with an aggregate principal amount equal to the quotient obtained by dividing (x) $6,000,000 by (y) the Outstanding Share Number.

2.8 Payment Procedures.

(a) Escrow Deposit. Notwithstanding anything to the contrary set forth in this Agreement, at the Effective Time, Parent shall withhold the Escrowed Stock from the Aggregate Merger Consideration otherwise payable or issuable pursuant to this Agreement to the Company Shareholders. As soon as practicable following the Closing Date (but in no event later than five (5) business days following the Closing Date), Parent shall cause the Escrowed Stock to be deposited with the Escrow Agent to be held in an escrow fund (the “Escrow Fund”) to be governed by the terms and conditions set forth in the Escrow Agreement. Each Company Shareholder shall be deemed to have contributed to the Escrow Fund such holder’s Pro Rata Portion of Escrowed Stock to be held by the Escrow Agent pursuant to this Agreement and the Escrow Agreement. During the term of the Escrow Agreement, the Escrow Fund shall be available as security for the indemnification obligations of the Company Shareholders under Article X, and shall be disbursed in accordance with the terms and conditions set forth in the Escrow Agreement.

(b) Payment Procedures.

(i) Prior to the Closing Date, Parent shall mail a letter of transmittal in customary form (the “Letter of Transmittal”) to each Company Shareholder.

(ii) At or following the Effective Time, and upon surrender of a certificate representing their respective shares of Company Capital Stock (the “Company Stock Certificates”) for cancellation to Parent, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Stock Certificate shall be entitled to receive from Parent in exchange therefor, and Parent shall promptly pay to such holder, that portion of the Aggregate Merger Consideration into which the shares of Company Capital Stock represented by such Company Stock Certificate have been converted pursuant to Section 2.7 hereof. Delivery of certificates will be effected, and risk of loss and title to the certificate will pass, only upon proper delivery of the certificate to Parent, and the Letter of Transmittal will so reflect. Upon the surrender of any such Company Stock Certificate, the Company Stock Certificate so surrendered shall thereupon be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive that portion of the Aggregate Merger Consideration payable in exchange for shares of Company Capital Stock (without interest) into which such shares of Company Capital Stock shall have been converted pursuant to Section 2.7 hereof.

(c) No Payments Until Company Stock Certificates Surrendered. No portion of the Aggregate Merger Consideration shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall have surrendered such Company Stock Certificate and the Letter of Transmittal pursuant hereto.

(d) Transfers of Ownership. If any amounts are to be disbursed pursuant to this Section 2.8 to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the merger consideration in any name other than that of the registered holder of the certificate surrendered, or established to the reasonable satisfaction of Parent that such tax has been paid or is not payable.

(e) No Liability. Notwithstanding anything to the contrary in this Section 2.8, none of the Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of any shares of Company Capital Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.9 No Further Ownership Rights in Company Capital Stock. The consideration paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.10 Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, Parent shall pay in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the amounts payable pursuant to Section 2.7 hereof in respect of the shares of Company Capital Stock represented by such Company Stock Certificates; provided, however, that Parent may, in its sole and absolute discretion and as a condition precedent to the issuance thereof, require the Person who is the owner of such lost, stolen or destroyed certificates to provide an indemnification agreement and a bond in a form reasonably acceptable to Parent, against any claim that may be made against Parent with respect to the certificates alleged to have been lost, stolen or destroyed.

2.11 Adjustments to Merger Consideration. The per share amounts of merger consideration payable to holders of Company Capital Stock pursuant to this Article II shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Capital Stock or Parent Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Capital Stock or Parent Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

2.12 Withholding Taxes. The Company and, on its behalf, Parent and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as it may be required to be deduct or withhold with respect to the making of such payment under the Code or any provision of applicable Tax Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.

2.13 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Merger Sub, and the officers and directors of the Company, Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as specifically disclosed in the disclosure schedule, dated as of the date hereof and delivered to Parent herewith (the “Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization, Good Standing and Qualification. The Company and each of its Subsidiaries is a corporation duly incorporated, validly existing and in good standing (if such concept is recognized by its respective jurisdiction of organization) under the laws of its respective jurisdiction of organization. The Company and each of its Subsidiaries has the necessary corporate power and authority to own, lease and operate their respective assets and properties and to carry on its business as now conducted and as currently contemplated to be conducted. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to transact business and is in good standing (if such concept is recognized by the applicable jurisdiction) in all jurisdictions in which the nature of its respective business or of its respective owned, leased and operated properties makes such qualification necessary, except where the failure to be so qualified or licensed would not be material to the Company and its Subsidiaries, taken as a whole. The Company has delivered a true, correct and complete copy of its and each of its Subsidiaries’ respective charter or organizational documents, including articles of incorporation, articles of association and bylaws, as applicable, each as amended to date and in full force and effect on the date hereof, to Parent. Section 3.1 of the Disclosure Schedule lists the directors and officers of the Company and each of its Subsidiaries.

3.2 Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. No further action is required on the part of the Company to authorize the Agreement and the transactions contemplated hereby, subject only to the receipt of the Required Shareholder Approval.

3.3 No Conflict. The execution and delivery of this Agreement by the Company does not and will not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, acceleration of any obligation or loss of any benefit under (a) any provision of the charter or the bylaws of the Company or any of its Subsidiaries, (b) any Contract or instrument, permit, concession, franchise or license to which the Company is a party, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company. There is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its Affiliates is a party or is bound which has or may have the effect of prohibiting any transactions contemplated by this Agreement and the Ancillary Agreements or impairing the operations or business of the Company or Parent following the Closing.

3.4 Consents and Approvals.

(a) No Approval of any Governmental Entity is required by or with respect to the Company or any of its Affiliates in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby.

(b) No Approval of any other third party is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, except for (i) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Company Shareholders and (ii) the filing of the Articles of Merger with the Secretary of State of the State of California.

3.5 Capitalization.

(a) Section 3.5(a) of the Disclosure Schedule sets forth, with respect to the Company and each of its Subsidiaries, its jurisdiction of organization, the amount of its authorized and outstanding equity interests and the record owner(s) of such outstanding equity interests. All the issued and outstanding equity interests of the Company and each of its Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto. There are no outstanding (i) securities convertible into or exchangeable for the equity interests of the Company or any of its Subsidiaries, (ii) options, warrants or other rights to purchase or subscribe for equity interests in the Company or any of its Subsidiaries, or (iii) Contracts relating to the issuance, transfer, repurchase, redemption, reacquisition or voting of any equity interests in the Company or any of its Subsidiaries, any such convertible or exchangeable securities or any such options, warrants or rights by which the Company is subject or bound.

(b) Section 3.5(b) of the Disclosure Schedule sets forth the outstanding principal, accrued interest and applicable rate of interest on all loans outstanding from the Company Shareholders or any Affiliate of the Company Shareholders (other than the Company) to the Company.

3.6 Subsidiaries. Except as set forth in Section 3.6 of the Disclosure Schedule, the Company has no Subsidiaries. The Company is the sole record and beneficial owner of the capital stock of each of its Subsidiaries, free and clear of all Liens (other than Permitted Liens). No third party has a beneficial interest in or a right to acquire or vote any capital stock of any of the Company’s Subsidiaries.

3.7 Financial Statements.

(a) Section 3.7(a) of the Disclosure Schedule sets forth (i) the unaudited consolidated balance sheet of the Company as of December 31, 2005 (the “Current Balance Sheet”) and the related unaudited consolidated statements of income, changes in shareholder’s equity and cash flows of the Company for the twelve (12) month period ended December 31, 2005 (the “2005 Unaudited Financial Statements”), (ii) the audited consolidated balance sheet of the Company as of October 31, 2005 and the related audited consolidated statements of income, changes in shareholder’s equity and cash flows of the Company for the ten (10) month period ended October 31, 2005 (the “2005 Interim Audited Financial Statements”), and (iii) the audited consolidated balance sheets of the Company as of December 31, 2004 and 2003 and the related audited consolidated statements of income, changes in shareholder’s equity and cash flows of the Company for the twelve (12) month periods ended December 31, 2004 and 2003 (the “2004 and 2003 Audited Financial Statements”). The 2005 Unaudited Financial Statements, the 2005 Interim Audited Financial Statements and the 2004 and 2003 Audited Financial Statements (A) were prepared in accordance with, and accurately reflect, the financial and other books and records of the Company, (B) were prepared in accordance with GAAP, consistently applied during the periods presented therein and with each other (except that the 2005 Unaudited Financial Statements do not contain the footnotes required by GAAP and are subject to normal, year-end adjustments, which will not be material in amount or significance), and (C) fairly present the financial condition and results of operations of the Company as of the respective dates and for the respective periods presented therein.

(b) Section 3.7(b) of the Disclosure Schedule sets forth an aged list of Receivables, sorted by the Company and each of its Subsidiaries, as applicable, as of the dates indicated in Section 3.7(b) of the Disclosure Schedule. All Receivables set forth in Section 3.7(b) of the Disclosure Schedule and all Receivables reflected on the Current Balance Sheet arose from, and the Receivables existing on the Closing Date will have arisen from, goods shipped or products sold or services rendered by the Company or any of its Subsidiaries, as applicable, to Persons not affiliated with the Company and its Subsidiaries, in the ordinary course of the business consistent with past practice. All Receivables set forth in Section 3.7(b) of the Disclosure Schedule and all Receivables reflected on the Current Balance Sheet and the Receivables existing on the Closing Date constitute or will constitute, as the case may be, valid, undisputed claims of the Company which are not subject to valid claims of set off or other defenses or counterclaims other than those arising in the ordinary course of business consistent with past practice.

(c) The Company is not a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between the Company or among the Company, on the one hand, and any unconsolidated Affiliate), including any structured finance, special purpose or limited purpose entity or Person, on the other hand or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(d) The Inventories were purchased, acquired or produced in the ordinary course of business and in a manner consistent with the Company’s regular inventory practices and are set forth on its books and records in accordance with the practices and principles of the Company consistent with the method of treating such items in prior periods. The Inventories do not consist of any items held on consignment and all of the Inventories are located at the Business Facilities. The Company does not have any obligation to accept returns of items of Inventory or merchandise in the possession of its customers or other third parties other than in the ordinary course of business consistent with past practice. The Inventories consist of items of a quality and are in a condition such that they can be sold in the ordinary course of business consistent with past practice.

(e) The Company has no Liabilities, other than (i) Liabilities that are not required by GAAP to be set forth on a balance sheet prepared in accordance with GAAP, (ii) Liabilities that are reflected on the Current Balance Sheet, (iii) Liabilities that have arisen in the ordinary course of business consistent with past practices since the date of the Current Balance Sheet, which are not material in amount or significance, and (iv) Liabilities that were incurred pursuant to or in connection with the execution, delivery or performance of this Agreement.

3.8 No Changes.

(a) From December 31, 2005 through and including the date hereof, no event or condition of any kind or character has occurred or arisen that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) From December 31, 2005 through and including the date hereof, the Company has operated and conducted the business and operations of the Company in the ordinary course of business and in a manner that is consistent with its past practices, including by managing and maintaining (to the extent possible) its working capital in the ordinary course of business and in a manner that is consistent with its past practices.

(c) From December 31, 2005 through and including the date hereof, the Company has not taken or committed to take any of the actions that would be prohibited under the terms of Section 6.2.

3.9 Property and Assets.

(a) The Company does not own any real property.

(b) Section 3.9(b) of the Disclosure Schedule lists all real property leased licensed or subleased to or otherwise occupied by the Company (the “Leased Property”). Other than the Leased Property, the Company does not occupy any other Business Facility. The Company has peaceful possession of its Leased Property pursuant to the terms of the applicable lease agreement, and to the Knowledge of the Company, there are no parties (other than the Company) in possession of, or with the right to posses, any of the Leased Property. The Company has not received any notice from any insurance company of any defects or inadequacies in any Leased Property or any part thereof which could materially and adversely affect the insurability of such property or the premiums for the insurance thereof, nor has any notice been given by any insurer of any such property requesting the performance of any repairs, alterations or other work with which compliance has not been made. There currently exists water, sewer, gas, electrical, telephone and telecommunication lines and surface drainage systems serving each Leased Property, which are in reasonable working order and are sufficient to permit the Company to conduct business at such Leased Property in the manner it is currently conducted. There are no pending, or, to the Knowledge of the Company, threatened condemnation or eminent domain Actions or Proceedings, or any special assessments or other activities of any public or quasi-public body that would be likely to adversely affect the Leased Property. The Company has no obligation to incur an amount greater than $20,000, individually or in the aggregate, to restore any Leased Property, at the end of the applicable lease term thereof in connection with the required removal of material tenant improvements installed by the Company.

(c) Each item of equipment, including computers, servers, machinery and other similar items (other than items or categories of items having a book value of less than $10,000 individually), used by the Company is in reasonable operating condition, reasonable wear and tear excepted, for the purposes for which it is currently being used and the Company has good and valid title to all such equipment free and clear of Liens (other than Permitted Liens), except for those items to which the Company has a valid leasehold interest.

(d) Section 3.9(d) of the Disclosure Schedule contains a complete and accurate list of all Liens (other than Permitted Liens) on any properties or assets of the Company.

(e) The Company does not use any assets, Technology or Intellectual Property Rights that are owned, in whole or in part, by any Affiliate of the Company. The Company has not at any time transferred or licensed any assets, Technology or Intellectual Property Rights to the Company Shareholders or any entity in which the Company Shareholders owned or owns more than five percent (5%) of the equity interests of such entity. All assets located at any Business Facility are owned or leased by the Company, and there is no loaned or consigned equipment or other asset owned by any third party on any such premises that is not the subject of a valid written lease giving the Company the right to use such asset, a copy of which lease has been provided to Parent prior to the date hereof. The Company, is not subject to any Law, Contract, Lien (other than Permitted Liens), Action or Proceeding or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing of its assets or rights or may that affect the validity, transferability, use or enforceability of its assets or rights.

3.10 Environmental Matters.

(a) Except in compliance with Environmental Laws or in a manner that could not reasonably be expected to subject the Company to Liability in excess of Fifty Thousand Dollars ($50,000) in any individual instance or in the aggregate, no Hazardous Materials (i) are present on any Business Facility currently owned, operated, occupied, controlled or leased by the Company or (ii) were present on any other Business Facility at the time it ceased to be owned, operated, occupied, controlled or leased by the Company. To the Knowledge of the Company, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any Business Facility currently owned, operated, occupied, controlled or leased by the Company or as a consequence of the acts of the Company or any of its agents, which in either case, could reasonably be expected to result in a material Liability for the Company.

(b) The Company has conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. The Hazardous Materials Activities of the Company prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person and which could reasonably be expected to result in any material liability to the Company.

(c) Section 3.10(c) of the Disclosure Schedule contains a complete and accurate list of all of the material Environmental Permits currently held by the Company (collectively, the “Material Environmental Permits”). The Material Environmental Permits are all of the Environmental Permits that are necessary under Environmental Laws for the continued conduct of any Hazardous Materials Activity of the Company as such activities are currently being conducted. All such Material Environmental Permits are valid and in full force and effect. The Company has complied in all material respects with all covenants and conditions of any Material Environmental Permit which is or, to the Knowledge of the Company, has been in force with respect to their Hazardous Materials Activities. No circumstances exist which could cause any Material Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee under existing Environmental Laws, the existing terms and conditions of the Environmental Permits and the operation of the Company’s business as currently conducted.

(d) No Action or Proceeding is pending, or to the Knowledge of the Company, threatened, concerning or relating to any Material Environmental Permit or any Hazardous Materials Activity of the Company at any Business Facility, other than routine inspections by Governmental Entities and other communications occurring in the ordinary course of business.

(e) No Action or Proceeding exists or is threatened against any Disposal Site or against the Company with respect to any transfer or release of Hazardous Materials to a Disposal Site which could reasonably be expected to subject the Company to any material Liability.

(f) To the Knowledge of the Company, there is no fact or circumstance that could result in any environmental Liability which could reasonably be expected to result in a Material Adverse Effect on the Company. The Company is not a party to or otherwise bound by any Contract that does or may require the Company to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company.

(g) To the Knowledge of the Company or the Company Shareholders, based on legislation or binding interpretations adopted by the European Union and its member states prior to the date hereof, there are no facts or circumstances likely to prevent or delay the ability of any of the Company and its Subsidiaries to comply in all material respects, when required under applicable law, with the European Directive 2002/96/EC on waste electrical and electronic equipment (“WEEE Directive”) or European Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment (“RoHS Directive”), except as would not reasonably be expected to have a material adverse effect on the business of the Company. The Company and its Subsidiaries have obtained certifications from their respective suppliers that all products that they acquire from such suppliers and that the Company expects will be used to manufacture Products that will be subject to the RoHS Directive, will comply with the RoHS Directive by July 1, 2006. Section 3.10 of the Disclosure Schedule lists all current Products which are subject to the RoHS Directive and identifies which of these Products, based on information provided by the respective suppliers, comply with the RoHS Directive as of the Closing Date or have been granted a waiver of compliance, and such waiver has been delivered to Parent prior to the date hereof.

(h) The Company has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all records in the possession of the Company concerning the Hazardous Materials Activities of the Company and all environmental audits and environmental assessments of any Business Facility conducted at the request of, or otherwise in the possession of the Company. The Company has complied with all environmental disclosure obligations imposed by applicable Law with respect to the transactions contemplated by this Agreement.

(i) The Company has completed all actions necessary to correct any non-compliance with, or to satisfy requirements under Environmental Laws and other governmental requirements identified in the environmental impact report previously delivered to Parent regarding the Company’s Shanghai subsidiary (the “Shanghai Environmental Report”) and the Company does not have any further liability for matters contained in the Shanghai Environmental Report, including, without limitation, liability for any fees, fines or penalties.

3.11 Intellectual Property.

(a) The Company (i) owns and has independently developed or acquired, or (ii) has the valid right or license to all Company IP Rights; provided, however, that inaccuracies of this representation shall not be deemed to be a breach hereof if and to the extent that, when combined with all other inaccuracies hereof and Losses related thereto, such inaccuracies result in aggregate Losses of less than $20,000 to Parent and the Company, taken as a whole.

(b) The Company owns and has good and exclusive title or exclusive license rights to each item of Company-Owned IP Rights and each Company Intellectual Property Registration, free and clear of any Liens (other than Permitted Liens). The right, license and interest of the Company in and to all Third Party Intellectual Property Rights licensed by the Company from a third party are free and clear of all Liens (other than limitations and restrictions contained in the applicable license agreements with such third parties).

(c) Neither the execution and delivery or effectiveness of this Agreement nor the performance of the Company’s obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company-Owned IP Right, or impair the right of the Company or Parent to use, possess, sell or license any Company-Owned IP Right or portion thereof.

(d) Section 3.11(d) of the Disclosure Schedule contains a complete and accurate list of all Company Products by name and version number.

(e) Section 3.11(e) of the Disclosure Schedule contains a complete and accurate list of all Company Intellectual Property Registrations including the jurisdictions in which each such Company Intellectual Property Registration has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. Section 3.11(e) of the Disclosure Schedule contains a complete and accurate list of all actions that are required to be taken by the Company within 120 days of the date hereof with respect to any of the Company Intellectual Property Registrations in order to avoid prejudice to, impairment or abandonment of such Company Intellectual Property Registrations.

(f) Each Company Intellectual Property Registration is valid and subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Company Intellectual Property Registration have been paid and all documents, recordations and certificates in connection with such Company Intellectual Property Registration currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Intellectual Property Registration and recording the Company’s ownership interests therein; provided, however, that inaccuracies of this representation shall not be deemed to be a breach hereof if and to the extent that, when combined with all other inaccuracies hereof and Losses related thereto, such inaccuracies result in aggregate Losses of less than $20,000 to Parent and the Company, taken as a whole.

(g) Section 3.11(g) of the Disclosure Schedule contains a complete and accurate list of (i) all licenses, sublicenses and other Contracts as to which the Company is a party and pursuant to which any Person is authorized to use any Company IP Rights, (ii) other than “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with the Company Products that have an individual acquisition cost of $5,000 or less, all licenses, sublicenses and other Contracts to which the Company is a party and pursuant to which the Company acquired or is authorized to use any Third Party Intellectual Property Rights; and (iii) all licenses, sublicenses and other Contracts (other than any Contract listed in the Disclosure Schedule in response to clause (i) above) pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any Company-Owned IP Rights.

(h) None of the licenses or Contracts listed in Section 3.11(g) of the Disclosure Schedule (in response to clause (i) of Section 3.11(g)) grants any third party exclusive rights to or under any Company IP Rights or grants any third party the right to sublicense any Company IP Rights.

(i) The Company is not and will not be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement, in breach of any Contract governing any Company IP Rights (the “Company IP Rights Agreements”) and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to the Company IP Rights Agreements, or give any third party (other than the Company) to any Company IP Rights Agreement the right to do any of the foregoing; provided, however, that inaccuracies of the representation contained in this sentence shall not be deemed to be a breach hereof if and to the extent that, when combined with all other inaccuracies hereof and Losses related thereto, such inaccuracies result in aggregate Losses of less than $20,000 to Parent and the Company, taken as a whole. Following the Closing, each of the Company (as wholly owned by Parent) will be permitted to exercise all of its rights under the Company IP Rights Agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

(j) There are no royalties, honoraria, fees or other payments payable by the Company to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company-Owned IP Rights by the Company.

(k) To the Knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP Rights, by any third party, including any Employee. The Company has not brought any Action or Proceeding for infringement or misappropriation of any Intellectual Property Right or breach of any Company IP Rights Agreement.

(l) The Company has not been sued in any Action or Proceeding (or received any written notice or, to the Knowledge of the Company, threat) which involves a claim of infringement or misappropriation of any Intellectual Property Right of any third party or which contests the validity, ownership or right of the Company to exercise any Intellectual Property Right. The Company has not received any written communication that involves an offer to license or grant any other rights or immunities under any Third Party Intellectual Property Right.

(m) (i) The operation of the business of the Company as currently conducted and as currently proposed to be conducted, including (A) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and (B) any use of any product, device or process used in its business as currently conducted and as currently proposed to be conducted, does not and will not infringe or misappropriate the Intellectual Property Rights of any third party and does not and will not constitute unfair competition or unfair trade practices under the laws of any jurisdiction, and (ii) there is no substantial basis for a claim that the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product or the operation of the business of the Company is infringing or has infringed on or misappropriated any Intellectual Property Right of a third party; provided, however, that inaccuracies of this representation shall not be deemed to be a breach hereof if and to the extent that, when combined with all other inaccuracies hereof and Losses related thereto, such inaccuracies result in aggregate Losses of less than $20,000 to Parent and the Company, taken as a whole.

(n) None of the Company-Owned IP Rights, the Company Products, or the Company is subject to any Actions or Proceedings, or any decree, order, judgment or settlement agreement or stipulation, (i) restricting in any manner the use, transfer, or licensing of any Company-Owned IP Right or any Company Product, or which may affect the validity, use or enforceability of any such Company-Owned IP Right or Company Product, or (ii) restricting the operation of the Company in order to accommodate third party Intellectual Property Rights.

(o) The Company has not received any opinion of counsel that any Company Product or the operation of the Company, as previously or currently conducted, or as currently proposed to be conducted, infringes or misappropriates any Third Party Intellectual Property Rights.

(p) The Company has secured from all of its Employees and Service Providers who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company-Owned IP Rights unencumbered and unrestricted exclusive ownership of, all such third party’s Intellectual Property Rights to the extent conceived, reduced to practice, created or developed in the course of making such contribution that the Company does not already own by operation of law and such third party has not retained any rights or licenses with respect thereto. Without limiting the foregoing, each of the Company has obtained proprietary information and invention disclosure and assignment agreements from all current and former employees and consultants of each of the Company.

(q) To the Knowledge of the Company, no current or former Employee or Service Provider (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such Employee’s or Service Provider’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission, or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for any the Company that is subject to any Contract under which such Employee or Service Provider has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(r) The employment of any Employee or the use by the Company of the services of any Service Provider does not subject the Company to any Liability to any third party for improperly soliciting such Employee or Service Provider to work for the Company, whether such Liability is based on contractual or other legal obligations to such third party.

(s) No current or former Employee or Service Provider has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights.

(t) The Company has taken all commercially reasonable steps to protect and preserve the confidentiality of all material confidential or non-public information included in the Company IP Rights (“Confidential Information”). All use, disclosure or appropriation of material Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a Contract between the Company and such third party. All use, disclosure or appropriation of Confidential Information by the Company not owned by the Company has been pursuant to the terms of a written agreement between such party and the owner of such Confidential Information, or is otherwise lawful.

(u) Section 3.11(u) of the Disclosure Schedule contains a complete and accurate list of all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by the Company in any way, and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company).

(v) The Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company IP Rights or Company Products; (ii) distributed Open Source Materials in conjunction with any Company IP Rights or Company Products; or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for the Company with respect to any Company IP Rights or grant, or purport to grant, to any third party, any rights or immunities under any Company IP Rights (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

(w) The Company has provided Parent with all documentation and notes relating to the Company’s testing of all Company Products. The Company has exerted commercially reasonable efforts in the ordinary course of its business to document all bugs, errors and defects in all the Company Products, and such documentation is retained and is available internally at the Company.

(x) To the Knowledge of the Company, no government funding, or any facilities or personnel of a university, college, other educational institution or research center, was used in the development of the Company-Owned IP Rights. To the Knowledge of the Company, no current or former Employee or Service Provider, who was involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, has performed services for any government, university, college or other educational institution or research center during a period of time during which such Employee or Service Provider was also performing services for the Company.

(y) Neither the Company nor any other Person then acting on its behalf has disclosed, delivered or licensed to any other Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any other Person then acting on their behalf to any Person of any Company Source Code. Section 3.11(y) of the Disclosure Schedule contains a complete and accurate list of each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow holder or any other Person, any of the Company Source Code, and describes whether the execution of this Agreement or any of the transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code.

(z) The Company has complied with all applicable Laws and its internal privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by the Company or by third parties having authorized access to the records of the Company. The execution, delivery and performance of this Agreement will comply with all applicable Laws relating to privacy and with the Company’s privacy policies.

3.12 Restriction on Business Activities. Neither this Agreement nor the transactions contemplated hereby, including the assignment to Parent by operation of Law or otherwise, will result in (a) Parent granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, Parent, (b) Parent being bound by, or subject to, any noncompete or other restriction on the operation or scope of its businesses, (c) Parent being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Company prior to the Closing, or (d) the obligation of Parent or the Company to provide any source code to any third party or the release of any source code of the Company from any escrow.

3.13 Taxes.

(a) The Company has prepared and timely filed all required U.S. federal, state, local and non-U.S., returns, estimates, information statements and reports (collectively, “Returns”) relating to any and all Taxes concerning or attributable to the Company or the operation of their businesses, and such Returns are true and correct and have been completed in accordance with applicable Law.

(b) The Company (i) has timely paid all Taxes it is required to pay and (ii) has timely paid or withheld with respect to its Employees and other third parties (and timely paid over any withheld amounts to the appropriate Governmental Entity) all U.S. federal, state and non-U.S. income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld.

(c) The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, and the Company has not executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. No adjustment relating to any Return filed by the Company has been proposed formally or informally by any Governmental Entity. No claim has ever been made by a Governmental Entity in a jurisdiction where the Company does not file Returns that the Company is or may be subject to taxation by that jurisdiction.

(d) No audit or other examination of any Return of the Company is in progress, and the Company has not been notified of any request for such an audit or other examination.

(e) There are (and immediately following the Closing there will be) no Liens (other than Permitted Liens) on the assets of the Company relating to or attributable to Taxes. There are no unpaid Taxes imposed on or attributable to the Company or its businesses for which Parent could become liable as a result of this transaction.

(f) The Company does not and will not have any Liabilities, whether asserted or unasserted, contingent or otherwise, for unpaid Taxes as of the date of the Current Balance Sheet that have not been accrued or reserved on the Current Balance Sheet, and the Company has not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business.

(g) The Company has made available to Parent or its legal counsel or accountants copies of all Returns filed for all periods since inception.

(h) The Company has (i) never been a party to any Tax sharing, indemnification or allocation agreement, and the Company does not owe any amount under any such agreement (ii) no Liability for the Taxes of any Person under any provision of applicable Law similar to Treas. Reg. § 1.1502-6 (including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, or otherwise and (iii) has never been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(i) The Company is not, and has never been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(j) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(k) The Company has not engaged in a reportable transaction, including a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(l) Section 3.13(l) of the Disclosure Schedule sets forth the following information with respect to the Company and each of its Subsidiaries: (i) the basis of such entity in its assets; (ii) the amount of any net operating loss, net capital loss, unused investment, foreign, or other Tax credit and the amount of any limitation upon any of the foregoing; (iii) the amount of any deferred gain or loss allocable to such entity arising out of any deferred intercompany transaction as defined in Treas. Reg. § 1.1502-13 or any similar provision of applicable law.

(m) The Company will not be required to include any income or gain or exclude any deduction or loss from Taxable income as a result of (i) any change in method of accounting under Section 481(c) of the Code, (ii) closing agreement under Section 7121 of the Code, (iii) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or in the case of each of (i), (ii) and (iii), under any similar provision of applicable law), (iv) installment sale or open transaction disposition or (v) prepaid amount

(n) The Company is and has at all times been resident for Tax purposes in its country of incorporation or formation and is not and has not at any time been treated as resident in any other country for any Tax purpose (including any arrangement for the avoidance of double taxation. The Company is not subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction. The Company is not liable for any Tax as the agent of any other person or business and does not constitute a permanent establishment or other place of business of any other person, business or enterprise for any Tax purpose.

(o) The Company is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(p) There is no Contract to which the Company is a party (including the provisions of this Agreement) covering any Employee of the Company or other Person, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code or any similar provision of applicable law.

3.14 Actions and Proceedings; Orders.

(a) As of the date hereof, there is no Action or Proceeding of any nature pending or, to the Knowledge of the Company, threatened against the Company. As of the Closing Date, there will be no material Action or Proceeding of any nature pending or, to the Knowledge of the Company, threatened against the Company.

(b) The Company is not subject to any decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing of its assets or rights or may affect the validity, transferability, use or enforceability of its assets or rights.

3.15 Material Contracts.

(a) Except as set forth in Section 3.15(a) of the Disclosure Schedule (the Contracts set forth in such section of the Disclosure Schedule, the “Material Contracts”), the Company is not a party to or bound by:

(i) any Employee Agreement or consulting or sales agreement, contract or commitment with a firm or other organization relating to any Person;

(ii) any fidelity or surety bond or completion bond secured by its assets;

(iii) any Contract for the lease of (x) personal property to or from a third party having a value in excess of $10,000 individually or $20,000 in the aggregate, or (y) real property to or from a third party;

(iv) any Contract relating to capital expenditures and involving future payments in excess of $10,000 individually or $20,000 in the aggregate;

(v) any Contract relating to the licensing, sale or disposition of the assets of the Company or the provision of services by of the Company;

(vi) any Contract relating to (x) an inbound license with respect to the Intellectual Property Rights of any third party to be incorporated in or used in connection with the business of the Company or any Company Product, or (y) an outbound license agreement with any third party;

(vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit secured by the assets of the Company;

(viii) any purchase order or Contract for the procurement of products, inventory or supplies, or for the receipt of services involving in excess of $10,000 individually or $20,000 in the aggregate;

(ix) any construction Contracts;

(x) any dealer, distribution, joint marketing or development agreement;

(xi) any sales representative, original equipment manufacturer, value added, remarketer, reseller or other agreement for use or distribution of the Company’s products, technology or services;

(xii) any Contract with a Governmental Entity;

(xiii) any Contract under which the Company is restricted from selling, licensing or otherwise distributing any of the technology or products of the Company to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any market segment;

(xiv) other than this Agreement, any Contract for (a) the acquisition of any assets, or (b) the disposition of assets other than in the ordinary course of business consistent with past practices;

(xv) any other Contract having a value in excess of $10,000 individually or $20,000 in the aggregate or is otherwise not cancelable without penalty within thirty (30) days; or

(xvi) any outstanding powers of attorney executed on behalf of the Company.

(b) The Company has performed, or is now performing, the obligations of, and is not in material breach or violation of, or material default in respect of, any Material Contract. No third party has raised any material claim, dispute or controversy with respect to any Material Contracts between such third parties and the Company, nor has the Company or the Company Shareholders received notice or warning of alleged material nonperformance, material delay in delivery or other material noncompliance by the Company with respect to its obligations under any of the Material Contracts, nor to the Knowledge of the Company, are there any facts which exist indicating that any of the Material Contracts may be totally or partially terminated or suspended by the other parties thereto.

3.16 Compliance with Laws.

(a) Generally. The Company has complied in all material respects with, is not in material violation of, and has not received any notices of a material violation with respect to, any Law.

(b) Foreign Corrupt Practices Act. Neither the Company nor anyone acting on its behalf or in its name has taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

(c) Export Control Laws.

(i) The Company has at all times conducted their export transactions in accordance with (A) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (B) all other applicable import/export controls in other countries in which the Company conducts business.

(ii) Without limiting the foregoing: (A) the Company has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (x) the export and re-export of products, services, software and technologies and (y) releases of technologies and software to foreign national employees located in the United States and abroad (“Export Approvals”); (B) the Company is in compliance with the terms of all applicable Export Approvals; (C) to the Knowledge of the Company, none of its Employees are citizens or legal permanent residents of any of the following countries: Cuba, Iran, Libya, North Korea, Sudan, and Syria; and (D) no Export Approvals for the transfer of export licenses to Parent is required, or such Export Approvals can be obtained expeditiously without material cost.

3.17 Product Return Policies; Warranties and Liabilities.

(a) Section 3.17(a) of the Disclosure Schedule sets forth the product return policies (the “Return Policies”) and all Warranties given or made by the Company in connection with the sale of any Company Products, other than implied warranties imposed by applicable Law in connection with the sale of Company Products. The Company has not extended or granted any return rights or given or made any Warranties with respect to any Company Products licensed or sold or services performed by it, other than as set forth in Section 3.17(a) of the Disclosure Schedule.

(b) None of the customers of the Company, the distributors of the Company Products, or end users have claimed to the Company, or to a distributor of the Company Products, that the Company Products are defective. No Company Products have been shipped by the Company in a condition that such Company Products might reasonably be expected to be returned or a Warranty claim to be made by the customers, nor has any customer indicated an intention to return any Company Products, except returns made in the ordinary course of business and consistent with the Return Policies. To the Knowledge of the Company, no fact exists nor has any event occurred that might reasonably form the basis of any present or future claim against any of them, whether or not fully covered by insurance, for liability on account of negligence or product liability or on account of any Return Policies or Warranties.

(c) There is no Action or Proceeding by or before any court or Governmental Entity pending, or to the Knowledge of the Company, threatened against or involving the Company relating to any Company Product alleged to have been defective, or improperly designed or manufactured, nor is there any basis for any such action, suit, inquiry, proceeding or investigation.

3.18 Customers; Suppliers.

(a) Section 3.18(a) of the Disclosure Schedule sets forth the names and addresses of (i) all the customers of the Company that ordered Company Products or services from the Company with an aggregate value of $20,000 or more during the twelve (12) month period ended December 31, 2005, (ii) the ten (10) most significant customers (by revenue) of the Company for the twelve (12) month period ended December 31, 2005, and (iii) the amount for which each such customer was invoiced during such period. The Company has not received any notice, and the Company has no reason to believe, that any significant customer has ceased, or will cease, to purchase Company Products or services from the Company or has substantially reduced, or will substantially reduce, the purchase of Company Products or services from the Company at any time.

(b) Section 3.18(b) of the Disclosure Schedule sets forth the names and addresses of all the suppliers from which the Company ordered and all independent consultants, software developers or contractors from whom each of the Company purchased services used for the twelve (12) month period ended December 31, 2005 (collectively, the “Providers”), and the amount for which each such Provider invoiced during such period. The Company has not received any notice, and the Company has no reason to believe, that any such Provider will not sell raw materials, supplies, merchandise and other goods or provide services to Parent at any time after the Closing Date on terms and conditions similar to those imposed on current sales to the Company.

3.19 Employee Benefits Plans; Service Providers.

(a) Schedule. Section 3.19(a) of the Disclosure Schedule contains a complete and accurate list of each Employee Plan and each Employee Agreement. Neither the Company nor any of its ERISA Affiliates has any plan or commitment to establish any new Employee Plan or Employee Agreement, to modify any Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Employee Plan or Employee Agreement.

(b) List of Business Employees. Section 3.19(b) of the Disclosure Schedule contains a complete and accurate list of the employing entity, names, titles, and hire dates, current salary, target annual cash incentives and locations of employment of all Employees currently providing services to the Company.

(c) Documents. The Company has provided to Parent correct and complete copies of: (i) all documents embodying each written Employee Plan and each written Employee Agreement including all amendments thereto and has provided in Section 3.19(c) of the Disclosure Schedule written summaries of all material terms of any oral Employee Plan or oral Employee Agreement and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan; (iv) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any Employee Plan and any proposed Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events any of which would result in any material Liability to the Company; (viii) all material correspondence to or from any governmental agency relating to any Employee Plan; (ix) all COBRA forms and related form notices (or forms of such forms and notices as required under comparable law); (x) if applicable, the three (3) most recent plan years discrimination tests for each Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Employee Plan.

(d) Employee Plan Compliance. The Company and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and have no Knowledge of any default or violation by any other party to each Employee Plan, and each Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required as of the Closing Date to comply with the Tax Reform Act of 1986 and subsequent legislation. For each Employee Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Plan. There are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan. Each Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Company or any of its ERISA Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS or DOL, or any other Governmental Entity with respect to any Employee Plan. To the Knowledge of the Company, neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each ERISA Affiliate have timely made all contributions and other payments required by and due under the terms of each Employee Plan.

(e) No Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code, (ii) Multiemployer Plan, (iii) ”multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Employee Plan provides health benefits that are not fully insured through an insurance contract.

(f) No Post-Employment Obligations. No Employee Plan provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute.

(g) Health Care Compliance. Neither the Company nor any ERISA Affiliate has or will have, at any time prior to the Closing and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

(h) Past Acquisitions. Neither the Company nor any ERISA Affiliate is currently obligated to provide an Employee with any compensation or benefits pursuant to an agreement (e.g., an acquisition agreement) with a former employer of such Employee.

(i) Deferred Compensation. To the Knowledge of the Company, no payments or benefits for any Employees have been (or should have been), or, based on the terms and provisions applicable to such payments or benefits as of the Closing Date, will be included in income for such Employees by operation of Code Section 409A.

(j) Executive Loans. Neither the Company nor any ERISA Affiliate has violated Section 402 of Sarbanes-Oxley Act of 2002 and the execution of this Agreement and the consummation of the transactions contemplated hereby will not, to the Knowledge of the Company, cause such a violation.

(k) Effect of Transaction.

(i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(ii) No payment or benefit which will or may be made by the Company or its ERISA Affiliates with respect to any Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code.

(l) Employment Matters. The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local Laws respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company or any ERISA Affiliate under any worker’s compensation policy or long-term disability policy. Neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(m) Labor. No work stoppage or labor strike against the Company or any of its ERISA Affiliates is pending, threatened or reasonably anticipated. To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated with respect to Employees. The Company has not incurred any material Liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied.

(n) International Employee Plans. Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. No International Employee Plan has material unfunded liabilities that, as of the Closing, will not be offset by insurance or accrued on the Company’s financial statements in accordance with GAAP. Except as required by Law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to Parent or any of its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

3.20 Insurance. The Company maintains valid and enforceable insurance policies and fidelity bonds covering the business of the Company, the assets of the Company and its Employees and Service Providers. Section 3.20 of the Disclosure Schedule contains a complete and accurate list of all insurance policies and fidelity bonds covering the Company, and/or its Employees and Service Providers that are currently in effect (the “Company Policies”). The Company Policies contain provisions that are reasonable and customary in the industry, and there is no claim by the Company pending under any of the Company Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all Company Policies have been paid, and the Company is otherwise in compliance with the terms of the Company Policies (or other policies and bonds providing substantially similar insurance coverage). To the Knowledge of the Company, there is no threatened termination of, or premium increase with respect to, any of the Company Policies.

3.21 Permits. The Company owns, holds or possesses all necessary Permits and is not in violation of, or default under, any such Permits. No Permit will be revoked, terminated prior to its normal expiration date or not renewed solely as a result of the consummation of the transactions contemplated by this Agreement.

3.22 Brokers or Finders. The Company has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement. The Company has not incurred or shall incur, directly or indirectly, any Liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.23 Related Party Transactions. The Company has no Liability in excess of $20,000 (individually or in the aggregate with all such Liabilities) to any of Company Shareholders, Shanghai Premier Industry Co., Ltd., Telelink Group Limited, MP World Electronics Corporation, MP World Manufacturing, MP World Properties Corporation, MP World Corporation, Jin Da Electronics, Inc., Shanghai Jin Da Electronics Company, Ltd., MPI, Shanghai Jin Jiang Investment Company, Jin Jiang Corporation, Yuen Tong Industry Company (Shanghai), Orbit Resources Limited, Shanghai Tianheng Investment Consulting Co., Ltd., Tianxun Electronics (Shanghai) Co., Ltd., Global Opticom, Inc., nor any Person that is affiliated with the Company Shareholders (other than the Premier Devices (Shanghai) Co., Ltd.; Premier Devices Germany Holding GmbH; and Premier Devices Germany GmbH), nor do any such Persons have any Liability to the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SHAREHOLDERS

Each Company Shareholder hereby represents and warrants to Parent and Merger Sub as follows:

4.1 Authority.

(a) The Company Shareholders have full power and authority, including any necessary spousal consents, to execute and deliver this Agreement and any Ancillary Agreements to which a Company Shareholder is a party and to perform his or her obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b) Each of this Agreement and the Ancillary Agreements to which a Company Shareholder is a party will be duly and validly executed and delivered by the Company Shareholders and, assuming the due authorization, execution and delivery hereof and thereof by Parent, constitutes a legal, valid and binding obligation of the Company Shareholders, enforceable against the Company Shareholders in accordance with their respective terms.

4.2 Non-Contravention. The execution and delivery by the Company Shareholders of this Agreement and any Ancillary Agreement to which a Company Shareholder is a party do not, and the performance by the Company Shareholders of his or her obligations hereunder and thereunder and the consummation by the Company Shareholders of the transactions contemplated hereby and thereby do not and will not conflict with or result in a violation or breach of any Law or decree, order, judgment or settlement agreement or stipulation applicable to a Company Shareholder or any of his or her assets and properties. There are no Actions or Proceedings against a Company Shareholder that could impair, restrict or otherwise affect the Company Shareholders’ ability to perform their obligations under this Agreement or consummate the transactions contemplated hereby.

4.3 Necessary Approvals.

(a) No Approvals are required to be given to, or obtained by, the Company Shareholders or any of their respective Affiliates from any Governmental Entities in connection with the consummation of the transactions contemplated by this Agreement.

(b) No Approvals are required to be given to, or obtained by, the Company Shareholders or any of their respective Affiliates from any Person in connection with the consummation of transactions contemplated by this Agreement, including any such Approvals that may be required to be given or obtained under the terms of any material Contracts in order to prevent any violation of or default thereunder in connection with the consummation of the transactions contemplated hereby.

4.4 Legal Ownership of Shares. The Company Shareholders are the sole record and beneficial owner of all of the shares of Company Capital Stock, free and clear of all Liens. No third party has a beneficial interest in or a right to acquire or vote any of the shares of Company Capital Stock.

4.5 HSR Representation. The Company Shareholders (who are the Ultimate Parent Entity, as that term is defined under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, of Company), including all entities controlled by the Company Shareholders, do not have total assets or annual net sales exceeding $106 million.

4.6 Investment Representations.

(a) Acknowledgments. The Company Shareholders understand that none of Parent Common Stock issued or issuable pursuant to this Agreement

(collectively, the “Securities”) has been registered under the Securities Act of 1933, as amended, (the “Securities Act”). The Company Shareholders also understand that such securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act and that Parent is relying in part upon the truth and accuracy of, and the Company Shareholders’ compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Company Shareholders set forth herein in order to determine the availability of such exemptions and the eligibility of the Company Shareholders to acquire the Securities.

(b) Economic Risk. The Company Shareholders have substantial experience in evaluating and investing in private placement transactions, are capable of evaluating the merits and risks of their investment in Parent and have the capacity to protect their own interests.

(c) Acquisition for Own Account. The Company Shareholders are acquiring the Securities for their own account for investment only, and not with a view towards their distribution.

(d) Accredited Investor. At the time the Company Shareholders were offered the Securities, they were, and at the date hereof they are, each an “accredited investor” as defined in Rule 501(a) under the Securities Act. The Company Shareholders are not members of the National Association of Securities Dealers, Inc.

(e) Illegal Transactions. The Company Shareholders have not and will not, prior to the Closing Date, enter into any transaction that is in violation of the Securities Act.

(f) Rule 145. The Company Shareholders acknowledge that each Company Shareholder may be deemed to be an “affiliate” of the Company, as such term is used for purposes of Rule 145 under the Securities Act and cannot sell, transfer or otherwise dispose of the Securities unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Securities and Exchange Commission under the Securities Act, or (iii) in the opinion of counsel reasonably acceptable to the Company, such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act.

(g) Legends.

(i) The Company Shareholders acknowledge that stop transfer instructions will be given to Parent’s transfer agents with respect to the Securities and that there will be placed on the certificates for the Securities, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES

REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND THE ISSUER, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF THE COMPANY.”

(ii) The Company Shareholders acknowledge that unless the transfer by the Company Shareholders of the Securities has been registered under the Securities Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates for the Securities:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT OR UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL, SATISFACTORY TO THE ISSUER AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

(h) Residence. As of the Closing Date, each Company Shareholder will be an individual who resides in the State of California.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Each of Parent and Merger Sub hereby represents and warrants to the Company Shareholders as follows:

5.1 Organization, Good Standing and Qualification. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Parent has all necessary corporate power and authority to own its properties and to carry on its business as now conducted and as currently contemplated to be conducted. Parent is duly qualified or licensed to transact business and is in good standing in all jurisdictions in which the nature of its business or its properties makes such qualification necessary. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

5.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and, subject to satisfaction of the conditions set forth herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no further action is required on the part of Parent or Merger Sub or its stockholders to authorize the Agreement and the transactions contemplated hereby. This Agreement has been, and upon their execution by the appropriate parties thereto the Ancillary Agreements will be, duly executed and delivered by Parent and this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, legal valid and binding obligations of Parent enforceable against Parent in accordance with their respective terms, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies. This Agreement has been duly executed and delivered by Merger Sub and constitutes a legal valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies.

5.3 No Conflict. The execution and delivery of this Agreement and the Ancillary Agreements by Parent and Merger Sub, as applicable, does not or will not, and the consummation of the transactions contemplated hereby and thereby by Parent and Merger Sub, as applicable, will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under (a) any provision of the charter or the bylaws of Parent or Merger Sub, (b) any Contract or instrument, permit, concession, franchise or license to which Parent or Merger Sub is a party, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub.

5.4 Consents and Approvals. No Approval, authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub any of their respective Affiliates in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation of the transactions contemplated hereby, except for the filing of the Articles of Merger with the Secretary of State of the State of California. No notice to, consent, waiver, approval, order or authorization of any other third party is required in connection with the execution and delivery of this Agreement by Parent and Merger Sub, or the consummation of the transactions contemplated hereby.

5.5 SEC Filings.

(a) Parent has delivered or made available to the Company (through reference to documents filed by EDGAR or otherwise) accurate and complete copies of all reports or registration statements filed by Parent with the SEC on or after December 31, 2004, all in the form so filed (as amended to date, the “Parent SEC Reports”). As of their respective filing dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the filing date of such amending or superseding filing), Parent SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a Parent SEC Report filed prior to the date of this Agreement (a “Prior Parent SEC Report”).

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports (the “Parent Financials”), including each Parent SEC Report filed after the date hereof until the Closing, as of their respective filing dates, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the financial position of Parent in all material respects as at the respective dates thereof and the results of Parent’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

5.6 Capitalization. The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock of Parent, par value $0.001 per share. At the close of business on January 31, 2006, 37,040,165 shares of Parent Common Stock were outstanding and no shares of preferred stock of Parent were outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.001 per share, all of which are outstanding as of the date of this Agreement and owned beneficially and of record by Parent.

5.7 Brokers or Finders. Except for the fees payable to Banc of America Securities LLC, Parent has neither (a) dealt with any broker or finder in connection with the transactions contemplated by this Agreement nor (b) incurred, nor shall incur, directly or indirectly, any liability for any brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

5.8 Parent Common Stock Consideration. All of the shares of Parent Common Stock issuable pursuant to this Agreement have been duly authorized and will be, when issued in accordance with the terms hereof, validly issued, fully paid and non-assessable and free of preemptive rights other than those set forth on this Agreement or in the Ancillary Agreements. The shares of Parent Common Stock issued in accordance with and pursuant to this Agreement will not be subject to any transfer restrictions under (a) any provision of the certificate of incorporation, as amended, or bylaws, as amended, of Parent, or (b) any Contract to which Parent is a party (other than this Agreement, the Ancillary Agreement and the insider trading policies of Parent). Subject to the accuracy of the Company’s representations and warranties set forth in Section 3.2 and the Company Shareholders’ representations and warranties set forth in Section 4.1 and Section 4.4, Parent has complied and will comply with all applicable federal or state securities Laws in connection with the issuance of Parent Common Stock issuable pursuant to this Agreement.

5.9 Sufficient Funds. At the Closing, Parent will have (or will have access to) sufficient funds to deliver the Closing Cash Payment to the Company Shareholders pursuant to the terms hereof. Parent will have (or will have access to) sufficient funds to deliver all cash amounts that are payable under the Term Note if and when any such amounts become due and payable pursuant to the terms and conditions thereof.

5.10 Compliance with Listing Standards. Parent has not received any de-listing notice or letter regarding any actual or impending failure to comply with the applicable listing requirements of the Nasdaq National Market and, to Parent’s knowledge, there are no circumstances that make it reasonably likely that Parent will receive such a notice or letter from the Nasdaq National Market.

ARTICLE VI

INTERIM OPERATING COVENANTS

6.1 Operation of the Business. Except as otherwise contemplated by this Agreement or as set forth in Section 7.1 of the Disclosure Schedule, at all times prior to the Closing, the Company shall (a) use, maintain and preserve intact the Company’s business and operations, (b) maintain its ordinary and customary relationships with its suppliers, customers and others having business relationships with the Company with a view toward preserving for Parent after the Closing the business of Company and the goodwill associated therewith, and (c) operate and conduct the business and operations of the Company in the ordinary course of business and in a manner that is consistent with its past practices, including by managing and maintaining (to the extent possible) its working capital in the ordinary course of business and in a manner that is consistent with its past practices.

6.2 Restrictions on Conduct of Business. Except as otherwise contemplated by this Agreement or as set forth in Section 6.2 of the Disclosure Schedule, at all times prior to the Closing, the Company shall not take any of the following actions with respect to the Company or any of its Subsidiaries:

(a) cause or permit any modifications, amendments or changes to its certificate of incorporation, bylaws or similar organizational documents;

(b) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, the capital stock of the Company or any of its Subsidiaries or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating any of them to issue or purchase any such shares or other convertible securities to any Person;

(c) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any capital stock of the Company or any of its Subsidiaries, or split, combine or reclassify any capital stock of the Company or any of its Subsidiaries;

(d) grant any increase in the compensation or benefits arrangements of an Employee or under any Employee Plan, except for increases in the compensation or benefits of such Employees as required by applicable Law from time to time in effect or by any Employee Plan sponsored by the Company as in effect on the date hereof;

(e) grant any severance, change of control or other similar benefits to any Employee;

(f) hire any new Employees;

(g) enter into any Contract that would have constituted as a Material Contract if such Contract had been in effect on the date hereof;

(h) enter into any (i) inbound license agreement with respect to the Intellectual Property Rights of any third party to be incorporated in or used in connection with the business of the Company or any Company Product or (ii) outbound license agreement with respect to any of the assets of the Company with any third party;

(i) terminate (other than by expiration), amend or modify (other than by automatic extension or renewal if deemed an amendment or modification) in any material respect the terms of (i) any Material Contracts or (ii) any other Contract that would have constituted as a Material Contract if such Contract had been in effect on the date hereof;

(j) commence or settle any material Actions or Proceedings or any threatened Actions or Proceedings;

(k) file a petition in bankruptcy, make an assignment for the benefit of creditors or file a petition seeking reorganization or arrangement or other action under bankruptcy laws;

(l) cancel, compromise, release or assign any indebtedness owed to the Company or any claims held by the Company;

(m) incur or guarantee any indebtedness for borrowed money in excess of $10,000 in the aggregate;

(n) revalue any assets, including writing down the value of Inventory;

(o) make or change any material Tax election with respect to the Company, adopt or change any Tax accounting method or practice, settle or compromise any material Tax Liability, enter into any closing agreement with respect to Taxes, consent to the extension or waiver of the period for assessment of any Taxes, or file any material Return or any amended Return, unless such Return has been provided to Parent for its review and approval at least 20 days prior to the due date for filing such Return; or

(p) (i) grant any allowances, rebates, concessions or discounts in respect of product sales or any provision of services, other than in the ordinary course of business and consistent with past practice, or (ii) otherwise purchase or sell inventory materially in excess of reasonably anticipated consumption for the near term;

(q) make any material capital expenditures;

(r) delay or otherwise defer the payment of any payables, or accelerate the payment of any receivables, in either case in advance of their respective due dates (if applicable);

(s) transfer, sell, lease, license or otherwise convey or dispose of, or subject to any security interest in or Lien (other than Permitted Liens) on, any assets of the Company, other than (i) sales of inventory in the ordinary course of business, (ii) other immaterial transfers, leases, licenses and dispositions made in the ordinary course of business, or (iii) non-exclusive licenses in connection with sales or licenses of products in the ordinary course of business consistent with past practice;

(t) acquire any material assets or incur or assume any material Liability, except as in the ordinary course of business and consistent with past practice; or

(u) agree or commit to do any of the foregoing.

6.3 Non-Solicitation. Prior to the Closing Date, neither the Company nor the Company Shareholders shall (and each shall cause each of its Affiliates, employees, officers, directors, representatives and agents (the “Representatives”) not to) (a) solicit, initiate, entertain, induce or encourage the making, submission or announcement of any proposal or offer from any Person relating to the direct or indirect acquisition of any of shares of Company Capital Stock, any capital stock of any of the Company’s Subsidiaries or any portion of the assets the Company or any of its Subsidiaries (other than to the extent permitted by Section 6.1 and Section 6.2), or (b) participate in any discussions or negotiations (and as of the date hereof, the Company, any of its Subsidiaries, the Company Shareholders and their respective Representatives shall immediately cease any discussions or negotiations that are ongoing) regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing except to inform Persons of the existence of these restrictions. The Company, any of its Subsidiaries and the Company Shareholders shall notify Parent promptly if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (including the identity of such third party and the substance of such proposal, offer, inquiry or contact).

6.4 Tax Matters.

(a) The Company Shareholders shall be responsible for the preparation and filing of all Returns of the Company and its Subsidiaries for income taxes for any taxable period or portion of a period that begins on or before the Closing Date and ends on the Closing Date (including Returns required to be filed after the Closing Date) and all Returns of the Company and its Subsidiaries required to be filed on or before the Closing Date, if any, and such Returns shall be true, complete and correct and prepared in accordance with applicable Law in all material respects. Any such Return required to be filed after the date of this Agreement shall be provided to Parent for Parent’s review and comment at least twenty (20) days prior to the due date for such Return, and shall be subject to Parent’s approval, which shall not be unreasonably withheld or delayed.

(b) Except as provided in Section 6.4(a), Parent shall be responsible for the preparation and filing of all Returns of the Company and its Subsidiaries required to be filed after the Closing Date. Such Returns shall be true, complete and correct and prepared in accordance with applicable Law in all material respects.

(c) To the extent relevant to the Company and its Subsidiaries, each Party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Reasonable Best Efforts; Third Party Consents.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its respective reasonable best efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to satisfy the conditions set forth in Article VIII and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 7.1(a), the Company Shareholders and the Company shall use their respective reasonable best efforts to obtain all necessary Approvals of any parties to any Contracts to which the Company or any Subsidiary is a party (including all Approvals set forth in the Disclosure Schedule) as are required thereunder in connection with the transactions contemplated hereby in order to ensure that all such Contracts remain in full force and effect from and after the Closing in accordance with their respective terms and to preserve for Parent all rights of, and benefits to, the Company or any Subsidiary under such Contracts from and after the Closing; provided, however, that neither the Company Shareholders nor the Company shall be obligated hereunder to pay or give anything of value in exchange for such consents. All such consents, waivers and approvals shall be in a form and substance reasonably acceptable to Parent. In the event that the other parties to any such Contract, including any customer, lessor or licensor of any Leased Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, and the Company shall not make or commit to make any such payment or provide any such consideration without Parent’s prior written consent.

7.2 Regulatory Approvals.

(a) In furtherance and not in limitation of the foregoing, each of Parent, the Company Shareholders and the Company shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, whether U.S. federal, state, local or non-U.S., that may be reasonably required, or that Parent may reasonably request, in connection with the consummation of the transactions contemplated hereby. Each of Parent, the Company Shareholders and the Company shall use its respective reasonable best efforts to obtain all such authorizations, approvals and consents. Each of Parent, the Company Shareholders and the Company shall promptly inform the other of any material communication between Parent, the Company Shareholders or the Company (as applicable) and any Governmental Entity regarding the transactions contemplated hereby. If Parent, the Company Shareholders or the Company or any Affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then Parent, the Company Shareholders or the Company (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Each of Parent, the Company Shareholders and the Company shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other.

(b) Without limiting the generality or effect of Section 7.2(a), each of Parent, the Company Shareholders and the Company shall, as soon as practicable, and in any event no later than ten (10) business days after the date hereof, make any initial filings required under the HSR Act. The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal or state antitrust or fair trade law. Each of Parent, the Company Shareholders and the Company shall use its respective reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the Antitrust Laws. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent, the Company Shareholders and the Company shall cooperate and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”), that is in effect and that prohibits, prevents, or restricts consummation of any of the transactions contemplated hereby, unless Parent, the Company Shareholders and the Company shall agree in writing that litigation is not in their respective best interests. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that none of Parent, the Company Shareholders or the Company shall have any obligation to litigate any administrative or judicial action or proceeding or any Order beyond the earlier of (i) sixty (60) days after the date hereof and (ii) the date of a ruling preliminarily enjoining any of the transactions contemplated hereby issued by a court of competent jurisdiction. Each of Parent, the Company Shareholders and the Company shall use its respective reasonable best efforts to take such actions as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Parent, the Company Shareholders and the Company shall take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable Laws regarding the transactions contemplated hereby: (i) entering into negotiations; (ii) providing information required by law or governmental regulation; and (iii) substantially complying with any second request for information pursuant to the Antitrust Laws.

(c) Notwithstanding anything to the contrary set forth herein, Parent shall not be required to (i) agree to any license, sale or other disposition or holding separate (through the establishment of a trust or otherwise), of shares of capital stock or of any business, assets or property of Parent, or of the Company or its Affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock, or (ii) take any action under this Section 7.2, Section 7.1 or any other provision of this Agreement if any Governmental Entity that has the authority to enforce any Antitrust Law seeks, or authorizes its staff to seek, a preliminary injunction or restraining order to enjoin consummation of any of the transactions contemplated hereby.

7.3 Notification of Certain Matters. The Company Shareholders and the Company shall give prompt notice to Parent of (a) the occurrence or non occurrence of any event, the occurrence or non occurrence of which would reasonably be expected to cause any representation or warranty of the Company Shareholders or the Company set forth in this Agreement to be untrue or inaccurate at or prior to the Closing, and (b) any failure of the Company Shareholders or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Parent shall give prompt notice to the Company Shareholders and the Company of (x) the occurrence or non occurrence of any event, the occurrence or non occurrence of which would cause any representation or warranty of Parent set forth in this Agreement to be untrue or inaccurate at or prior to the Closing, and (y) any failure of Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 7.3 shall not (i) limit or otherwise affect any remedies otherwise available to Parent or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company Shareholders or the Company pursuant to this Section 7.3 shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein, the Disclosure Schedule or the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with the terms and conditions hereof, or limit any right to indemnification provided herein.

7.4 Access to Information. The Company Shareholders and the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the Company’s normal business hours to (i) all of the Company’s properties, books, Contracts, commitments and records (including access to (A) any real property occupied by the Company for the purpose of conducting such environmental tests and investigations as may be permitted or authorized by the lease and/or the landlord with respect to such real property, and (B) the work papers of the Company’s auditors and the management letters in connection with the 2005 Audited Financial Statements, the 2005 Interim Audited Financial Statements and the 2004 and 2003 Audited Financial Statements, in each case, as Parent may deem necessary or appropriate in its sole discretion), (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, (iii) all Employees as identified by Parent and (iv) the Company’s auditors. The Company Shareholders and the Company shall provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 7.4 shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein, the Disclosure Schedule or the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with the terms and conditions hereof, or limit any right to indemnification provided herein.

7.5 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of that certain letter agreement regarding confidentiality and nondisclosure, dated June 16, 2005 between Parent and the Company (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect; provided, however, that the Confidentiality Agreement shall terminate at the Closing. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in all respects.

7.6 Public Announcements. Neither Parent, on the one hand, nor the Company or the Company Shareholders, on the other hand, shall issue any press release or make any other public announcement relating to the transactions contemplated by this Agreement without the prior consent of the other, except as may be required by Law or any listing agreement with NASDAQ or any applicable national securities exchange (in which case the Parties will first consult with the other to the extent reasonably practicable).

7.7 Employee Matters. Parent shall, or cause its Affiliates to, offer to hire, as of 12:01 a.m. on the day immediately following the Closing Date, the Employees based outside of the United States (the “Company Foreign Employees”) in accordance with the Foreign Employee Transfer Regulations and any other Applicable Law. The Company Shareholders, the Company and Parent will cooperate to provide required notices and consultation to Company Foreign Employees in accordance with the Foreign Employee Transfer Regulations. Parent shall satisfy applicable Law with respect to the employment of each Company Foreign Employee, including the Foreign Employee Transfer Regulations. The Company shall use its commercially reasonable best efforts to ensure that each Company Foreign Employee will consent to the transfer of his or her employment relationship to, or accept an offer of employment from, Parent. Parent shall assume and discharge timely and fully all obligations and liabilities arising under the Foreign Employee Transfer Regulations that become due to any Company Foreign Employee on or after the Closing Date including any obligations and liabilities in connection with any change in the terms and conditions of such Company Foreign Employee’s employment with Parent from the terms and conditions of such individual’s employment with Company as of the Closing Date.

7.8 Company Employee Plans. Effective no later than the day immediately preceding the Closing Date, the Company and its Affiliates, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated) (collectively, “Company Employee Plans”). Unless Parent provides such written notice to the Company, no later than five business days prior to the Closing Date, the Company shall provide Parent with evidence that such Company Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company’s Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Parent may reasonably require.

7.9 Appointment to Parent Board. At or prior to the Closing, Parent shall take all necessary action to increase the size of its Board of Directors by one and to fill the vacancy created thereby with Seller (as a Class II Director with a term scheduled to expire at Parent’s 2008 Annual Meeting of Stockholders), in each case effective as of the Closing.

7.10 Expenses. Whether or not the transactions contemplated herein are consummated, all fees and expenses incurred in connection with the transactions contemplated herein, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (but excluding, in the case of the Company, all accounting fees and expenses incurred in connection with the preparation of audited financial statements of the Company as of and for the twelve month period ending, December 31, 2005, but not excluding all accounting fees and expenses incurred in connection with the preparation of audited financial statements of the Company as of and for the ten month period ending October 31, 2005) (“Third Party Expenses”) incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the respective Party incurring such fees and expenses.

7.11 Section 280G Payments. If and to the extent necessary, as soon as reasonably practicable after the execution of this Agreement, the Company shall submit to its shareholders for approval (in a manner satisfactory to Parent), by such number of Company shareholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any Section 280G Payments (which initial determination shall be made by the Company and shall be subject to review and approval by Parent), such that such Section 280G Payments shall not be deemed to be Section 280G Payments, and prior to the Closing, the Company shall deliver to Parent evidence satisfactory to Parent that (a) a Company shareholder vote was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite Company shareholder approval was obtained with respect to any Section 280G Payments that were subject to the Company shareholder vote, or (b) that the Company shareholder approval of Section 280G Payments was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits, which were executed by the affected individuals prior to the Company shareholder vote.

7.12 Listing of Shares. Parent shall use its commercially reasonable best efforts to cause the shares of Parent Common Stock issuable pursuant to this Agreement to be authorized for listing on the Nasdaq National Market prior to the Closing, unless any such shares are not so required by the applicable rules and regulations of The Nasdaq Stock Market, Inc. to be so authorized for listing.

7.13 Closing Financial Statements. From and after the date of this Agreement, the Company shall, and shall cause the Company’s Subsidiaries to (a) commence to the fullest extent practicable the preparation of an unaudited consolidated balance sheet of the Company as of the Closing Date and an unaudited consolidated statement of operations, shareholders’ equity and cash flows for the Company for the period beginning January 1, 2006 and ending on the Closing Date, which financial statements will be delivered to Parent no later than ten (10) days following the Closing Date, prepared in accordance with GAAP for interim financial information and will contain all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation thereof, and (b) reasonably cooperate with and assist Parent and its independent auditors in the preparation of financial statements of Parent and the Company (collectively, the “SEC Financial Statements”) that are sufficient for the requirements of the SEC to enable Parent to timely comply with its reporting obligations under the U.S. federal securities laws following the Closing Date.

7.14 Cash Transfers. In the event that the Company must transfer cash to the United States in order to satisfy or otherwise fulfill the condition to closing set forth in Section 9.2(s), the Company shall cooperate with Parent in good faith to effect such transfer in a manner that does not result in, or mitigates to the fullest extent possible under applicable law, any liabilities for Taxes that may result from or arise out of such transfer.

7.15 Further Assurances. At any time or from time to time after the Closing, at Parent’s request, at no cost to Parent and without further consideration, the Company Shareholders shall, and the Company Shareholders shall cause their respective Affiliates (including Telelink Group Limited, a company organized under the Laws of the British Virgin Islands) to, execute and deliver to Parent such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Parent may reasonably deem necessary or desirable in order to assist Parent in exercising all rights with respect to the shares of the Surviving Corporation, and otherwise to cause the Company and the Company Shareholders to fulfill their respective obligations under this Agreement. In this regard the Company Shareholders shall, and shall cause his Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to transfer and deliver to Parent and its Affiliates and their successors and assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Parent under this Agreement and to otherwise make effective the transactions contemplated hereby.

7.16 Required Shareholder Approval. The Company shall obtain the Required Shareholder Approval immediately following the execution of this Agreement.

7.17 No Transfers of Company Capital Stock. From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, the Company Shareholders shall not sell or otherwise transfer record or beneficial ownership of the shares of Company Capital Stock owned beneficially or of record by them on the date of this Agreement.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions to Obligations of Parent, Merger Sub and the Company. The respective obligations of Parent, the Company and Merger Sub to consummate the transactions contemplated hereby (including the Merger) shall be subject to the satisfaction or fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Laws or Orders. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law which is in effect and which has the effect of making any of the transactions contemplated hereby (including the Merger) illegal or otherwise prohibiting the consummation of any of the transactions contemplated hereby (including the Merger) illegal.

(b) No Injunctions. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other similar legal restraint shall be in effect that has the effect of prohibiting the consummation of any of the transactions contemplated hereby (including the Merger).

(c) No Governmental Actions. There shall be no Action or Proceeding of any kind or character pending or threatened by a Governmental Entity against Parent, the Company Shareholders or the Company, any of their respective properties or assets, or any of their respective directors or officers (in their capacities as such) that seeks to prohibit the consummation of any of the transactions contemplated hereby (including the Merger).

(d) Regulatory Consents, Filings and Waiting Periods. Other than the filing of the Articles of Merger, all Approvals of any Governmental Authority that are necessary to consummate the transactions contemplated hereby shall have been duly obtained, made or given, and all mandatory waiting periods (and any voluntary or involuntary extensions thereof) imposed by any Governmental Entity in respect of any of the transactions contemplated by this Agreement (including the Merger) shall have expired or been terminated.

(e) Listing of Shares. The shares of Parent Common Stock issuable pursuant to the terms and conditions of this Agreement shall have been authorized for listing on the Nasdaq National Market or shall be exempt from the requirement to be so authorized for listing under the applicable rules and regulations of The Nasdaq Stock Market, Inc.

8.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated hereby (including the Merger) shall be subject to the satisfaction or fulfillment, at or prior to the Closing, of each of the following additional conditions (any or all of which may be waived, in whole or in part, exclusively by Parent in its sole and absolute discretion):

(a) Representations and Warranties. Each of the representations and warranties of the Company Shareholders and the Company in this Agreement that are not qualified by materiality shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as if made at and as of the Closing. Each of the representations and warranties of the Company Shareholders and the Company in this Agreement that are qualified by materiality shall have been true and correct in all respects when made and shall be true and correct in all respects on and as of the Closing Date as if made at and as of the Closing.

(b) Covenants. The Company Shareholders and the Company shall have performed and complied in all material respects with each agreement, covenant and obligation that the Company Shareholders or the Company is required to so perform or comply with under this Agreement at or prior to the Closing.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred or arisen any event or condition of any kind or character that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) Claims. There shall be no action, suit, claim or proceeding of any kind or character pending or threatened by a Governmental Entity or any other third party against the Company Shareholders, the Company, any of their respective properties or assets, or the Company’s directors or officers (in their capacities as such) arising out of, or in any way connected with, any of the transaction contemplated hereby.

(e) Contract Consents. Parent shall have received (i) the consents and approvals set forth in Schedule 8.2(e), in form and substance reasonably satisfactory to Parent, (ii) all consents and approvals, in form and substance reasonably satisfactory to Parent, that may be required in connection with the consummation of any of the transactions contemplated hereby under any Contracts that should have been set forth in Section 3.3 or Section 3.4 of the Disclosure Schedule but are not reflected thereon, and (iii) all consents and approvals, in form and substance reasonably satisfactory to Parent, that may be required in connection with any of the transactions contemplated hereby under any Contracts that are executed after the date hereof and would have been required to be set forth in Section 3.3 or Section 3.4 of the Disclosure Schedule had such Contracts been in effect on the date hereof, and all such consents and approvals referenced in the foregoing clauses (i), (ii) and (iii) shall be in full force and effect and none of the third parties proving any such consents or approvals shall have taken any action to terminate, revoke or otherwise repudiate any such consent or approval.

(f) Contract Amendments. Parent and the Company shall have obtained the amendments described in Schedule 8.2(f) to the Contracts set forth in Schedule 8.2(f), in form and substance reasonably satisfactory to Parent.

(g) Contract Terminations. Parent shall have received evidence, reasonably satisfactory to it, that the Contracts set forth on Schedule 8.2(g) have been irrevocably terminated and are of no further force or effect.

(h) Employment Matters. All of the persons listed on Schedule 8.2(h) shall have accepted and not rescinded Parent’s offer of employment, each such person shall have executed and delivered to Parent an employment agreement or offer of employment on terms reasonably acceptable to Parent, which shall remain in full force and effect as of the Closing Date, and none of such persons shall have taken any action to terminate, revoke or otherwise repudiate any such employment agreement.

(i) 280G Approval. With respect to any payments or benefits that may constitute a Section 280G Payment, the Company Shareholders shall have approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Internal Revenue Code, any such Section 280G Payments or shall have disapproved such payments, and, as a consequence, no Section 280G Payments shall be paid or provided for in any manner and Parent and its subsidiaries shall not have any liabilities with respect to any Section 280G Payments.

(j) Termination of Code Section 401(k) Plans. Unless Parent has explicitly instructed otherwise, Parent shall have received evidence reasonably satisfactory to it that all Company Employee Plans have been terminated pursuant to resolution of the Board of Directors of the Company, each of its Subsidiaries or the ERISA Affiliate, as the case may be (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing Date, and Parent shall have received from the Company evidence of the taking of any and all further actions as provided in Section 7.8.

(k) 2005 Audited Financial Statements. At least two (2) business days prior to the Closing, Parent shall have received the consolidated balance sheet for the Company as of December 31, 2005 and the related consolidated statements of income, shareholder’s equity and cash flows of the Company for the twelve (12) month period ended December 31, 2005 (the “2005 Audited Financial Statements”), which shall have been prepared in accordance with GAAP on a basis consistent with the Company’s past application of GAAP to the preparation of its financial statements, and which shall be audited and accompanied by an unqualified accountants’ opinion and consent in form and substance sufficient to satisfy the rules and regulations of the SEC in respect thereof.

(l) Legal Opinion. Parent shall have received a legal opinion from Orrick, Herrington & Sutcliffe LLP, legal counsel to the Company Shareholders and the Company, as to the matters set forth in Exhibit E, in a form reasonably acceptable to Parent.

(m) Statement of Expenses. Parent shall have received from the Company the Statement of Expenses.

(n) Closing Certificates. Parent shall have received (i) a certificate, validly executed by a duly authorized officer of the Company and dated as of the Closing Date, certifying for and on behalf of the Company and in its name that the conditions set forth in Sections 8.2(a) through Section 8.2(d), inclusive, have been satisfied or fulfilled with respect to the Company (the “Closing Company Certificate”), and (ii) a certificate, validly executed by each of the Company Shareholders in their respective individual capacities and dated as of the Closing Date, certifying that the conditions set forth in Sections 8.2(a), Section 8.2(b) and Section 8.2(d) have been satisfied or fulfilled with respect to the Company Shareholders (the “Closing Company Shareholders Certificate”).

(o) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the duly authorized Secretary of the Company and dated as of the Closing Date, certifying for and on behalf of the Company and in its name as to (i) the terms and effectiveness of the articles of incorporation and bylaws of the Company and each of its Subsidiaries, and (ii) the valid adoption of resolutions of the board of directors of the Company approving this Agreement and the consummation of the transactions contemplated hereby.

(p) Certificates of Good Standing. Parent shall have received (i) a certificate of good standing for the Company from the Secretary of State of the State of California, dated within a reasonable period prior to Closing, and (ii) the equivalent of a certificate of good standing (to the extent available under applicable law) for each of the Subsidiaries of the Company from the applicable Governmental Entity, dated within a reasonable period prior to the Closing.

(q) FIRPTA Certificate. Parent shall have received a properly executed statement from the Company, in a form and substance reasonably acceptable to Parent, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3) in respect of the transactions contemplated hereby.

(r) Company Cash. At the Closing, the Company (and for this purpose, not including the Company’s Subsidiaries) shall hold at least Two Million Dollars ($2,000,000) in cash in immediately available funds residing in one or more Company bank accounts located in the United States, free and clear of any and all Liens (other than any Permitted Liens and Liens created or imposed with the consent of Parent in connection with the transactions contemplated hereby).

(s) Environmental Matters. Parent or its agents shall have completed its currently ongoing Phase I desktop environmental investigation with respect to the Company’s Business Facility in Germany (which Parent hereby covenants to use its commercially reasonable efforts to complete as soon as reasonably practicable), and based upon such investigation, there shall not exist any Liability for Remedial Activities that could reasonably be expected to result in Liability to the Company in excess of Two Hundred and Fifty Thousand Dollars ($250,000) in the aggregate. For the purposes of this Section 8.2(s) the term “Remedial Activities” shall mean reporting, investigation, feasibility study, remediation, treatment, removal, transport, disposal, characterization, sampling, surveying, repairing, monitoring, health assessment, risk assessment, encapsulation, study, report, wetlands mitigation (or payments in lieu of any of the foregoing), expenses, damages, fines, penalties and assessments, assessment or analysis of any Hazardous Material, medical treatment or compensation for health and human safety effects resulting from such Hazardous Material or construction of improvements to or requirement of any modification or improvement to wastewater treatment systems or provision of potable water supplies.

(t) Required Shareholder Approval. The Required Shareholder Approval shall have been obtained.

8.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction or fulfillment, at or prior to the Closing, of each of the following additional conditions (any or all of which may be waived, in whole or in part, exclusively by the Company in its sole and absolute discretion):

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub in this Agreement that are not qualified by materiality shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date as if made at and as of the Closing. Each of the representations and warranties of Parent and Merger Sub in this Agreement that are qualified by materiality shall have been true and correct in all respects when made and shall be true and correct in all respects on and as of the Closing Date as if made at and as of the Closing.

(b) Covenants. Each of Parent and Merger Sub shall have performed and complied in all material respects with each agreement, covenant and obligation that it is required to so perform or comply with under this Agreement at or prior to the Closing.

(c) Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred or arisen any event or condition of any kind or character that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; provided, however, that in no event shall any of the following, in and of itself, be deemed to have or constitute a Material Adverse Effect on Parent (and none of the following shall be taken into account in determining whether a Material Adverse Effect on Parent has occurred or arisen): (i) any change in Parent’s stock price; and (ii) any failure to satisfy or meet published analysts’ expectations or projections regarding Parent’s financial condition or results of operations.

(d) Closing Certificate. The Company shall have received a certificate, validly executed by a duly authorized officer of each of Parent and Merger Sub and dated as of the Closing Date, certifying for and on behalf of Parent and Merger Sub, as applicable, and in its name that the conditions set forth in Section 8.3(a) through Section 8.3(c), inclusive, have been satisfied or fulfilled.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. Except as provided in Section 9.2, this Agreement may be terminated and the transactions contemplated hereby (including the Merger) abandoned at any time prior to the Effective Time:

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, if the Closing Date shall not have occurred by July 31, 2006 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the transactions contemplated hereby to have occurred on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c) by either Parent or the Company, if: (i) there shall be a final non-appealable order of a U.S. federal, state or non-U.S. court in effect preventing consummation of the Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to any of the transactions contemplated hereby by any Governmental Entity that would make consummation of the Merger illegal;

(d) by Parent, if there shall be any action taken, or any Law enacted, promulgated or issued by any Governmental Entity, or deemed applicable by any Governmental Entity to any of the transactions contemplated hereby, that would: (i) prohibit Parent’s ownership or operation of any portion of the business of the Company, or (ii) compel Parent or the Company to dispose of or hold separate all or any portion of the business or assets of the Company or Parent as a result of any of the transactions contemplated hereby;

(e) by Parent, if there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Company Shareholders or the Company set forth in this Agreement such that if not cured on or prior to the Closing Date the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied or fulfilled and such breach has not been cured within twenty (20) calendar days after written notice thereof to the Company Shareholders and the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(f) by Parent, if any event or condition of any kind or character occurs or arises that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties and assets (including intangible assets), condition (financial or otherwise), results of operations or prospects of the Company or any Subsidiary; or

(g) by the Company, if there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement such that if not cured on or prior to the Closing Date the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied or fulfilled and such breach has not been cured within twenty (20) calendar days after written notice thereof to the Company Shareholders and the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

9.2 Effect of Termination. In the event of termination of this Agreement under Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company Shareholders, the Company or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for fraud or any willful or intentional breaches of this Agreement prior to its termination under Section 9.1; and provided further, however, that, the provisions of Section 7.5, Section 7.6, Section 7.10, this Section 9.2, and Article XI shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of Section 9.1.

9.3 Amendment. This Agreement may only be amended by the parties hereto by execution of an instrument in writing validly executed by Parent, Merger Sub, the Company Shareholders and the Company.

9.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company and the Company Shareholders, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party set forth herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party set forth herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE X

INDEMNIFICATION

10.1 Survival.

(a) The representations and warranties of the Company and the Company Shareholders set forth in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall survive the Effective Time and continue (regardless of any investigation made by or on behalf of, or other knowledge of, the parties to this Agreement) until the second (2nd) anniversary of the Closing Date (the “Expiration Date”).

(b) The representations and warranties of Parent and Merger Sub set forth in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Effective Time.

(c) The covenants and other agreements of Parent, Merger Sub, the Company Shareholders and the Company set forth in this Agreement shall survive the Effective Time and continue in accordance with their respective terms.

10.2 Indemnification.

(a) From and after the Closing, the Company Shareholders shall indemnify and hold Parent, the Surviving Corporation and their respective directors, officers and other employees, Affiliates, representatives and other agents (other than Seller) (each, a “Parent Indemnified Party” and, collectively, the “Parent Indemnified Parties”), harmless from and against all claims, actions, suits, proceedings, losses, Liabilities, damages, amounts paid in settlement, deficiencies, costs and other expenses, including reasonable attorneys’ fees, court costs and other expenses of investigation and defense (individually, a “Loss” and collectively, “Losses”) paid, sustained, suffered, incurred or accrued by Parent Indemnified Parties, or any of them, directly or indirectly, resulting from, arising out of, or in connection with: (i) (A) any inaccuracies or misrepresentations in, or breaches of, any representation or warranty of the Company Shareholders or the Company set forth in this Agreement as of the date of this Agreement

(except in respect of any representations and warranties that are made only as of a particular date, in which case only for any inaccuracies or misrepresentations in, or breaches of, such representations and warranties as of such particular date), (B) any inaccuracies or misrepresentations in, or breaches of, any representation or warranty of the Company Shareholders or the Company set forth in this Agreement as of the Closing Date as if such representations and warranties had been made at and as of the Closing (except in respect of any representations and warranties that are made only as of a particular date, in which case only for any inaccuracies or misrepresentations in, or breaches of, such representations and warranties as of such particular date), and (C) any inaccuracies or misrepresentations in the Closing Company Certificate or the Closing Company Shareholders Certificate; (ii) any failure by the Company Shareholders or the Company to perform or comply with any covenant or agreement of the Company Shareholders or the Company set forth in this Agreement or any certificate or instrument delivered by the Company Shareholders or the Company pursuant hereto; (iii) any and all Third Party Expenses that are not set forth in the Statement of Expenses or deducted from the Closing Cash Payment pursuant to Section 2.2(a); and (iv) any and all Liabilities arising from or relating to any of the specified items listed in Schedule 10.2.

(b) Each of the Parties hereto acknowledge that such Losses, if any, would relate to unresolved contingencies existing at the Closing, which if resolved at the Closing would have led to a reduction in the Aggregate Merger Consideration, and any payments to a Parent Indemnified Party pursuant to this Section 10.2 shall be treated for all Tax purposes as an adjustment to the Aggregate Merger Consideration.

(c) For the purpose of this Article X, when determining the amount of Losses paid, sustained, suffered, incurred or accrued as a result of, arising out of, or in connection with: (i) any inaccuracy or misrepresentation in, or any breach of, any representation or warranty of the Company Shareholders or the Company set forth in this Agreement or in the Closing Company Certificate or the Closing Company Shareholders Certificate, whether as of the date hereof, the Closing Date or another particular date specifically referenced in such representations and warranties, or (ii) any breach or non-fulfillment of any covenant or other agreement of the Company Shareholders or the Company set forth in this Agreement, but not for determining whether any such inaccuracy, misrepresentation, breach or non-fulfillment has occurred, any representation, warranty, agreement or covenant given or made by the Company or the Company Shareholders that is qualified in scope as to materiality shall be deemed to be made or given without such materiality qualification.

(d) The Company Shareholders shall not have any right of contribution from any Parent Indemnified Party with respect to any Loss claimed by a Parent Indemnified Party under this Section 10.2.

(e) From and after the Closing, the indemnification provisions set forth in this Section 10.2 shall be Parent Indemnified Parties’ sole and exclusive remedy with respect to the matters referenced therein.

10.3 Indemnification Limitations.

(a) Except in the case of fraud or willful breach, from and after the Closing, the Company Shareholders shall not be obligated to indemnify Parent Indemnified Parties pursuant to Section 10.2 for any amounts in excess of Seven Million Two Hundred Fifteen Thousand Dollars ($7,215,000) (the “Indemnification Cap”).

(b) Except in the case of fraud or willful breach, from and after the Closing, the Company Shareholders shall not be obligated to indemnify Parent Indemnified Parties pursuant to clause (i) of Section 10.2(a) for any indemnification claim that is made after the Expiration Date; provided, however, that such indemnification obligations shall not terminate with respect to any indemnification claim as to which a Parent Indemnified Party shall have, before the Expiration Date, previously made a bona fide claim by delivering an Indemnification Claim Notice of such indemnification claim pursuant to this Article X.

10.4 No Limitations on Indemnification.

(a) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit the liability of any Party hereto for any Losses arising out of fraud or willful breach in connection with this Agreement and the transactions contemplated hereby.

(b) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit the rights and remedies of the Parties hereto prior to the Closing.

(c) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit the rights of any Party hereto to seek and apply for equitable remedies to enforce the other Party or Parties’ obligations hereunder.

(d) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit the rights of Parent Indemnified Parties to bring and recover a claim for indemnification under this Article X notwithstanding the fact that any such Parent Indemnified Party had knowledge of the breach, facts or circumstances giving rise to the Losses forming the basis for such indemnification claim prior to the date hereof or the Closing or otherwise waived any conditions to the consummation of the transactions contemplated hereby related thereto.

10.5 Indemnification Claim Procedures.

(a) A Parent Indemnified Party may make a claim for indemnification under Section 10.2 by delivering a written notice to Seller, as the agent for the Company Shareholders (an “Indemnification Claim Notice”), and to the Escrow Agent in the event that any Escrow Fund then exists, (i) stating that a Parent Indemnified Party has paid, sustained, suffered, incurred or accrued Losses, or reasonably anticipates that it will pay, sustain, suffer, incur or accrue Losses, (ii) specifying in reasonable detail the individual items of Loss included in the amount so stated, the date each such item of Loss was paid, sustained, suffered, incurred or accrued, or the basis for such reasonably anticipated Loss(es), (iii) containing a brief description in reasonable detail (to the extent available to the applicable Parent Indemnified Party) of the facts, circumstances or events giving rise to each such item of Loss based on such Parent Indemnified Party’s good faith belief thereof, and (iv) stating the basis for such Parent Indemnified Party’s right to indemnification under this Agreement in respect of each such item of Loss.

(b) If Seller shall fail to object in writing pursuant to Section 10.5(c) to any individual item of Loss set forth in an Indemnification Claim Notice within thirty (30) calendar days after his receipt of such Indemnification Claim Notice, the Company Shareholders shall be conclusively and irrevocably deemed to have acknowledged and consented (i) to recovery by the applicable Parent Indemnified Party of the full amount of such item of Loss, and (ii) if and to the extent necessary, and without further notice, to have stipulated to the entry of a final judgment for damages against the Company Shareholders for such item of Loss in any court having competent jurisdiction over the matter.

(c) In the event that Seller shall object (and seek to contest) any individual item of Loss set forth in an Indemnification Claim Notice, Seller shall notify the applicable Parent Indemnified Party (and the Escrow Agent in the event that any Escrow Fund then exists) in writing, within thirty (30) calendar days after receipt of such Indemnification Claim Notice, of Seller’s objection, which notice shall set forth a brief description in reasonable detail of his basis for objecting to such item of Loss based on his good faith belief thereof. Upon the applicable Parent Indemnified Party’s receipt of a written notice of objection from Seller pursuant to the preceding sentence, the applicable Parent Indemnified Party and Seller shall attempt in good faith to agree upon the rights of the respective parties with respect to such disputed item of Loss. If the applicable Parent Indemnified Party and Seller shall reach such an agreement, a memorandum setting forth the agreement reached by the parties with respect to such disputed item of Loss shall be prepared promptly and signed by both parties (and the Escrow Agent if Parent Indemnified Party elects to recover Escrow Funds in respect of such claim).

(d) If within sixty (60) days after Parent Indemnified Party’s receipt of Seller’s written objection to an Indemnification Claim Notice delivered in accordance with Section 10.5(c), and after good faith negotiations with the applicable Parent Indemnified Party, such parties are unable to agree on the rights of the respective parties with respect to any disputed item of Loss set forth in such Indemnification Claim Notice, either the applicable Parent Indemnified Party or Seller may bring suit in the courts of the State of Colorado and the federal courts of the United States of America, in each case, located within the county of Denver or Broomfield in the State of Colorado to resolve the contested item of Loss and the parties’ rights in respect thereof. The decision of the trial court as to the validity and amount of any claim in such Indemnification Claim Notice shall be non-appealable, binding and conclusive upon such parties. Judgment upon any award rendered by the trial court may be entered in any court having competent jurisdiction.

10.6 Security for Indemnification Claims.

(a) Escrow Claims. In the event that any indemnification claim of a Parent Indemnified Party under Section 10.2 which is set forth in an Indemnification Claim Notice is resolved against the Company Shareholders in accordance with the terms of Section 10.5, Parent may elect (in Parent’s sole and absolute discretion) to recover the Losses that are the subject of such indemnification claim by making a claim against the Escrow Fund at any time that an Escrow Fund exists. Claims against the Escrow Fund shall be disbursed to Parent or any other Parent Indemnified Party in accordance with the terms set forth in the Escrow Agreement.

(b) Replacement of Escrowed Stock with Cash; Sale of Escrowed Stock. At any time during the term of the Escrow Fund, Seller may elect to (i) deposit with the Escrow Agent an amount of cash equal to the Escrow Cash Amount or (ii) subject to Parent’s policies and practices with respect to insider trading and confidential information, cause the orderly sale of any remaining Escrowed Stock from the Escrow Fund (on behalf of the Company Shareholders) by written instruction to the Escrow Agent. In the event that Seller shall elect to cause the sale of Escrowed Stock from the Escrow Fund pursuant hereto, all of the proceeds from such sales shall be deposited into the Escrow Fund until the aggregate net cash proceeds raised through such sales and deposited into the Escrow Fund shall be equal to the Escrow Cash Amount, whereupon the Escrow Agent shall promptly release to each of the Company Shareholders the balance of the Escrowed Stock and any proceeds thereon then held in the Escrow Fund, based on the Pro Rata Portion of Escrowed Stock deemed to have been contributed to the Escrow Fund by each such Company Shareholder pursuant to this Agreement.

10.7 Third Party Claims. In the event that a Parent Indemnified Party shall become aware of a third party claim or controversy which such Parent Indemnified Party reasonably believes may result in an indemnification claim pursuant to this Article X, such Parent Indemnified Party shall promptly notify Seller of such claim, and Seller shall be entitled, at his sole option and expense, to participate in, but not to determine or conduct, the defense of such third party claim. Such Parent Indemnified Party shall have the right in its sole discretion to conduct the defense of any such third party claim, and to consent to the entry of any judgment in respect of, settle or otherwise compromise any such third party claim without the consent of the Company Shareholders; provided, however, that except with the prior written consent of Seller, no settlement or other compromise of any such third party claim shall be determinative of the amount of Losses relating to such matter or whether such Parent Indemnified Party is entitled to indemnification hereunder with respect thereto. In the event that Seller shall consent to any settlement or other compromise of any such third party claim, the Company Shareholders shall have no power or authority to object under any provision of this Article X to any indemnification claim by a Parent Indemnified Party in respect of such settlement or compromise, or the amount of Losses claimed in respect thereof.

10.8 Appointment of Shareholder Agent. Spouse hereby appoints Seller as her agent and attorney-in-fact, with full power of substitution, to act for and on her behalf in respect of this Agreement and any indemnification claims made hereunder.

ARTICLE XI

GENERAL PROVISIONS

11.1 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally or by commercial messenger or courier service on the Party to whom notice is to be given, or on the third day after mailing if mailed to the Party to whom notice is to be given, by first class mail registered or certified, postage prepaid, and properly addressed as follows:

If to Parent or Merger Sub:

Sirenza Microdevices, Inc.

303 South Technology Court

Broomfield, CO 80021

Attention: Robert Van Buskirk

Facsimile: (303) 327-3483

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention: Steven V. Bernard

Facsimile: (650) 493-6811

and:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Street

Spear Tower, Suite 3300

San Francisco, CA 94105

Attention: Michael S. Ringler

Facsimile: (415) 947-2099

If to the Company Shareholders (prior to or following the Closing) or the Company (prior to the Closing):

Phillip Chuanze Liao and Yeechin Shiong Liao

165 Patricia Drive

Atherton, CA 94027

Facsimile: (408) 521-1920

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Road

Menlo Park, CA 94061

Attention: Lowell D. Ness

Facsimile: (650) 614-7401

11.2 No Third Party Beneficiaries. Nothing contained in this Agreement shall be construed to confer upon or give to any person or entity other than the Parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

11.3 Entire Agreement. This Agreement and the schedules and exhibits attached to this Agreement set forth the entire agreement of the Parties hereto with respect to the matters contained herein and no prior or contemporaneous agreement or understanding pertaining to any such matter shall be effective for any purpose.

11.4 Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of any jurisdiction.

11.5 Jurisdiction. With respect to any matter based upon or arising out of this Agreement or the transactions contemplated by this Agreement that seeks temporary or injunctive relief or specific performance, each of the parties (a) consents to the jurisdiction and venue of the state courts of the State of California located in the county of Santa Clara or San Francisco, (b) agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons, (c) waives the defense of an inconvenient forum and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process, and (d) agrees that a final judgment in such legal proceeding shall be final, binding and enforceable in any court of competent jurisdiction.

11.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and assigns. Neither the Company Shareholders nor the Company may assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of Parent. Parent may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Parent nonetheless shall remain responsible for the performance of all of its obligations hereunder).

11.7 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. This Agreement does not create any agency, partnership, joint venture or trust.

11.8 Counterparts. This Agreement may be signed by the parties in counterparts and the signature pages combined shall create a document binding on all Parties.

11.9 Severability. If any provision of the Agreement is held to be invalid or unenforceable at Law, that provision will be reformed as a valid provision to reflect as closely as possible the original provision giving maximum effect to the intent of the Parties, or if that cannot be done, will be severed from the Agreement without affecting the validity or enforceability of the remaining provisions.

11.10 Specific Performance. The parties agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms thereof and that, prior to the termination of this Agreement pursuant to its terms, the Parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

SIRENZA MICRODEVICES, INC.

By:	/s/ Robert Van Buskirk
Name:	Robert Van Buskirk
Title:	President and CEO

PENGUIN ACQUISITION CORPORATION

By:	/s/ Robert Van Buskirk
Name:	Robert Van Buskirk
Title:	President and CEO

PREMIER DEVICES, INC.

By:	/s/ Phillip Chuanze Liao
Name:	Phillip Chuanze Liao
Title:	Chairman of the Board and Chief Executive Officer

PHILLIP CHUANZE LIAO

/s/ Phillip Chuanze Liao

YEECHIN SHIONG LIAO

/s/ Yeechin Shiong Liao

[AGREEMENT AND PLAN OF MERGER]